As filed with the U.S. Securities and Exchange Commission on February 14, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

WISA TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	30-1135279
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy

Beaverton, OR 97006

(408) 627-4716

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brett Moyer

Chief Executive Officer

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy

Beaverton, OR 97006

(408) 627-4716

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

David E. Danovitch, Esq.
Angela Gomes, Esq.

Aaron M. Schleicher, Esq.

Sullivan & Worcester LLP

1633 Broadway

New York, NY 10019

(212) 660-3060

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 14, 2023

WiSA Technologies, Inc.

Up to 874,959 Shares of Common Stock Issuable Upon Exercise of Certain Common Stock Purchase Warrants

This prospectus relates to the offer and resale of up to an aggregate of 874,959 shares (the “Warrant Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of WiSA Technologies, Inc. (the “Company”, “we”, “us” or “our”), issuable upon the exercise of certain common stock purchase warrants (the “Warrants”), to purchase up to 874,959 shares of Common Stock, at an exercise price of $10.49 per share, issued by us to certain institutional investors on February 3, 2023 in a private placement transaction pursuant to a securities purchase agreement, dated as of January 31, 2023 (the “Purchase Agreement”). The Warrants are immediately exercisable and will expire five years from the date of issuance. The holders of the Warrants and the underlying Warrant Shares are each referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders.”

This prospectus describes the general manner in which the Warrant Shares may be offered and sold. If necessary, the specific manner in which the Warrant Shares may be offered and sold will be described in a supplement to this prospectus. The Warrants and Warrant Shares were each issued to the applicable Selling Stockholders in connection with private placement offerings pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder. For additional information regarding the issuance of the Warrants and Warrant Shares, see “Registered Direct Offering and Concurrent Private Placement” beginning on page 25.

This prospectus also covers any additional shares of Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Warrant Shares will be resold from time to time by the Selling Stockholders listed in the section titled “Selling Stockholders” beginning on page 26.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, will sell the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Warrant Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Stockholder may sell its Warrant Shares in the section titled “Plan of Distribution” on page 44.

We are registering the Warrant Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders in the offering described in this prospectus, we may receive up to $10.49 per share upon the cash exercise of each of the Warrants. Upon the exercise of the Warrants for all 874,959 Warrant Shares by payment of cash, however, we will receive aggregate gross proceeds of approximately $9.18 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Warrant Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares.

The Common Stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “WISA.” On February 13, 2023, the last reported sale price of our Common Stock was $5.58.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings.

This offering will terminate on the earlier of (i) the date when all of the Securities registered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act, and (ii) the date on which all of such securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 8 and in the documents which are incorporated by reference herein before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2023.

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 874,959 shares of Common Stock issuable upon the exercise of the Warrants. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of Common Stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of shares of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to “WiSA”, the “Company”, “we”, “our” or “us” refer to WiSA Technologies, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any amendment and the information incorporated by reference into this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions including any potential strategic transaction involving us, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in this prospectus and in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act incorporated by reference into this prospectus. The forward-looking statements in this prospectus, and the information incorporated by reference herein represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and in any documents that we incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors”, “Special Note Regarding Forward-Looking Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein, before making a decision about whether to invest in our securities.

Company Overview

We are an emerging technology company and our primary business focus is to enable mainstream consumers and audio enthusiasts to experience high quality wireless audio. We intend to continue selling our proprietary wireless modules to consumer electronics companies while also expanding our focus to implement a lower cost solution by porting our software onto commercially available internet of things (the “IoT”), modules with integrated Wi-Fi technology.

Our technology addresses some of the main issues that we perceive are hindering the growth of the home theater: complexity of installation and cost. We believe that consumers want to experience theater quality surround sound from the comfort of their homes. However, wired home theater systems often require expensive audio-visual receivers to decode the audio stream, leaving the consumer with the burden of concealing the wires. Hiring a professional to hide the wires into the walls or floor is invasive, complicated, costly and time consuming. Further, people who rent as opposed to own may not be able to install these systems as the installation construction needed may not be permitted under a lease agreement. Our first-generation wireless technology addresses these problems by transmitting wireless audio to each speaker at Blu-ray quality (uncompressed 24-bit audio up to 96 kHz sample rates) and emphasizing ease of setup. To our knowledge, our custom chips and modules technology is one of the few technologies available today that can stream up to eight (8) separate wireless audio channels with low latency, removing lip-sync issues between the audio and video sources. In addition, every speaker within a system that utilizes our technology can be synchronized to less than one microsecond, thus eliminating phase distortion between speakers. Our first-generation technology shows that wireless home theater systems are viable home audio solutions for the average consumer and audio enthusiast alike.

Current research and development investments focus on developing Wi-Fi compatible software for transmitting multichannel wireless audio for which patent applications have been submitted. A software solution enables smart devices that have Wi-Fi and video media to deliver surround sound audio and allows us to port our wireless audio technology to popular Wi-Fi based modules and systems on a chip (“SOC”) already shipping in volume. Our “Discovery” module announced in January 2021 is the first IoT module solution with our embedded wireless audio software that supports up to four separate wireless audio channels and, we believe, reduces the cost per wireless channel by over 50% for soundbars and entry level home theater applications up to a 3.1 configuration. Our goal is to continue to commercialize and improve performance of a software-based solution, which other brands can integrate into their devices, that will (i) reduce integration costs for mass market use, (ii) utilize Wi-Fi for wireless connectivity, making it easy to integrate into today’s high volume, low cost SOC and modules, (iii) provide a low power consumption option to allow for use in battery powered devices, and (iv) provide compatibility with popular consumer electronic operating systems.

Recent Developments

Exploration of Strategic Alternatives

On October 31, 2022, we announced that we are moving forward in our exploration of strategic alternatives to consider a wide range of options. To explore strategic opportunities specifically involved in our IP and licensable software used in WiSA E and WiSA DS technologies, the Board of Directors (the “Board”) approved the engagement of AQ Technology Partners during the third quarter. To date, four (4) companies have executed non-disclosure agreements in consideration of a potential transaction. We, with our advisors, are evaluating a broad range of strategic transactions. Potential strategic transactions that may be explored or evaluated as part of this process include the potential for capital raising transactions, an acquisition, sale of assets, including substantially all of our assets, merger, business combination, partnership, joint venture, licensing and/or another strategic alternative. Despite devoting efforts to identify and evaluate potential strategic transactions, the process may not result in any definitive offer to consummate a strategic transaction, or, if we receive such a definitive offer, the terms may not be as favorable as anticipated or may not result in the execution or approval of a definitive agreement. Even if we enter into a definitive agreement, we may not be successful in completing a transaction or, if we complete such a transaction, it may not enhance stockholder value or deliver expected benefits.

December Public Offering

On December 1, 2022, we consummated a public offering (the “December Public Offering”) of (i) 504,000 units, each consisting of one share of Common Stock, one Series A warrant exercisable for one share of Common Stock (the “Series A Warrant”) and one Series B warrant exercisable for one share of Common Stock (the “Series B Warrant”), and (ii) 36,000 pre-funded units, each consisting of one pre-funded warrant exercisable for one (1) share of Common Stock, one Series A Warrant and one Series B Warrant, for aggregate gross proceeds of approximately $7.6 million. In connection with the December Public Offering, on November 29, 2022, we entered into a securities purchase agreement (the “December Purchase Agreement”), with certain investors.

On January 31, 2023, we entered into an amendment (the “Amendment”) of the December Purchase Agreement with an investor (the “December Investor”) who purchased at least 50.1% in interest of the shares of Common Stock and pre-funded warrants issued and sold pursuant to the December Purchase Agreement, to amend a certain provision which prohibits our ability to issue shares of Common Stock or Common Stock Equivalents (as defined in the December Purchase Agreement) or filing any registration statement or amendment or supplement thereto under the Securities Act, until ninety (90) days after the closing date of the transactions contemplated by the December Purchase Agreement, to permit this offering and the issuance and sale of the securities offered and sold in this offering.

In connection with the December public offering, on November 29, 2022, we entered into a placement agency agreement with Maxim Group LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to act as placement agent on a “best efforts” basis in connection with the December Public Offering. On December 1, 2022, we also entered into voting agreements with certain investors in the December Public Offering, pursuant to which such investors agreed to vote all shares of Common Stock they beneficially own on and after December 1, 2022, including the shares of Common Stock purchased by them in the December Public Offering, with respect to any proposals presented to our stockholders at the January 2023 special stockholders meeting. For clarity, each investor’s agreement to vote its shares of Common Stock in accordance with the immediately preceding sentence, did not require such investor to vote its shares for or against any particular proposal or proposals, whether or not such proposal or proposals are recommended by the Board.

On November 28, 2022, we entered into a waiver of rights (the “Waiver”) with an institutional investor (the “August Investor”), pursuant to which the August Investor agreed to waive certain prohibitions under a certain securities purchase agreement, dated August 15, 2022 (the “August Purchase Agreement”), with respect to the December Public Offering in exchange for the issuance by us, on the closing date of the December public offering, of an additional number of Series A Warrants and an additional number of Series B Warrants equal to the quotient obtained by dividing $750,000 by the public offering price for the units sold in the December Public Offering (the “Additional Warrants”). On December 1, 2022, we issued 53,571 Series A Warrants and 53,571 Series B Warrants to the August Investor. Such Additional Warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

January 2023 Special Meeting

At a special meeting of our stockholders held on January 24, 2023, our stockholders approved certain amendments to the Company’s 2018 Long-Term Stock Incentive Plan (the “LTIP”) to: (i) increase the annual share limit of Common Stock that may be issued in any single fiscal year only for the 2023 fiscal year under the LTIP from 8% of the shares of Common Stock outstanding to 15% of the shares of Common Stock outstanding (which amount equates to the maximum amount that may be issued in the aggregate under the LTIP); and (ii) permit immediately quarterly calculations based on the number of shares of Common Stock outstanding as of the first trading day of each fiscal quarter, rather than solely as of the first trading day of the fiscal year.

In addition, our stockholders approved the transactions contemplated by or in relation to the August Purchase Agreement, and the transaction documents related thereto, including, without limitation, for purposes of The Nasdaq Stock Market LLC Rule 5635(d), the issuance of 20% or more of our outstanding shares of Common Stock upon (i) conversion of the senior secured convertible note due August 15, 2024, as amended (the “Convertible Note”), (ii) exercise of the common stock purchase warrant, dated August 15, 2022, issued to such investor by the Company pursuant to the August Purchase Agreement (the “August Warrant”), and (iii) exercise of certain warrants issued in connection with a waiver received from certain provisions of the August Purchase Agreement.

Further, our stockholders voted to approve an amendment to the Company’s certificate of incorporation, as amended (“Certificate of Incorporation”), to effect a reverse stock split of all outstanding shares of our Common Stock at a ratio in the range of one-for-five to one-for-one hundred, to be determined in the sole discretion of our Board of Directors (the “Board”).

Reverse Stock Split

On January 24, 2023, the Board approved a 1-for-100 reverse stock split (the “Reverse Stock Split”) of our outstanding shares of Common Stock and authorized the filing of a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Certificate of Amendment”) to effect the Reverse Stock Split. On January 26, 2023, we filed the Certificate of Amendment to effect the Reverse Stock Split as of 5:00 p.m. Eastern Time on January 26, 2023. Our Common Stock began trading on Nasdaq on a split-adjusted basis at the start of trading on January 27, 2023. The Reverse Stock Split did not affect the total number of shares of capital stock, including our Common Stock, that the Company is authorized to issue, which remain as set forth pursuant to the Certificate of Incorporation. No fractional shares of Common Stock were issued in connection with the Reverse Stock Split, all of which shares of new Common Stock were rounded up to the nearest whole number of such shares. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein give effect to the Reverse Stock Split.

February 2023 Registered Direct Offering and Concurrent Private Placement

On February 3, 2023, we issued to the Selling Stockholders in a registered direct offering (the “February Offering”) of (i) 201,544 shares of Common Stock and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 381,762 shares of Common Stock, at an exercise price of $0.0001 per share of Common Stock, and (ii) in a concurrent private placement, the Warrants exercisable for an aggregate of up to 874,959 Warrant Shares, at an exercise price of $10.49 per Warrant Share, for aggregate gross proceeds of approximately $6.2 million, pursuant to the Purchase Agreement, between us and the Selling Stockholders.

In connection with February Offering, we entered into a placement agency agreement, dated January 31, 2023 (the “Placement Agency Agreement”) with the Placement Agent, pursuant to which the Placement Agent agreed to act as placement agent on a “best efforts” basis in connection with the February Offering. See “Registered Direct Offering and Concurrent Private Placement” in this prospectus for further discussion.

Corporate Information

We were formed as a Delaware limited liability company on July 23, 2010 and converted into a Delaware corporation, effective December 31, 2017. Effective as of March 11, 2022, we changed our name to WiSA Technologies, Inc. We run our operations through WiSA Technologies, Inc., as well as through our wholly-owned subsidiary, WiSA, LLC, a Delaware limited liability company.

Our principal executive office is located at 15268 NW Greenbrier Pkwy, Beaverton, Oregon 97006 and our telephone number is (408) 627-4716. Our website address is www.wisatechnologies.com. The website for our associated brands, manufacturers and influencers within the consumer electronics industry, the WiSA Association, is http://www.wisaassociation.org. The information contained on, or that can be accessed through, our websites is not incorporated by reference into this prospectus supplement or the base prospectus and is intended for informational purposes only.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the JOBS Act. For as long as we are an emerging growth company, unlike public companies that are not emerging growth companies under the JOBS Act, we will not be required to:

•	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”);

•	provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations;

•	comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	provide certain disclosure regarding executive compensation required of larger public companies or hold stockholder advisory votes on the executive compensation required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); or

•	obtain stockholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of the:

•	last day of the fiscal year in which we have $1.235 billion or more in annual revenues;

•	date on which we become a “large accelerated filer” (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30);

•	date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	last day of the fiscal year following the fifth anniversary of our initial public offering (“IPO”).

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and we have elected to take advantage of such extended transition period for complying with new or revised accounting standards.

We have elected to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our Common Stock less attractive as a result of these elections, which may result in a less active trading market for our Common Stock and higher volatility in our stock price.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

About This Offering

This prospectus relates to the offer and resale by the Selling Stockholders of up to 874,959 shares of Common Stock issuable upon the exercise of the Warrants. All of the Warrant Shares, if and when sold, will be sold by the Selling Stockholders. The Selling Stockholders may sell the Warrant Shares from time to time at prevailing market prices or at privately negotiated prices.

Warrant Shares offered by the Selling Stockholders:	Up to 874,959 shares of Common Stock.

Shares of Common Stock outstanding after completion of this offering (assuming full exercise of the Warrants that are exercisable for the Warrant Shares offered hereby):	2,651,802(1)

Use of proceeds:

We will not receive any of the proceeds from any sale of the Warrant Shares by the Selling Stockholders. We will receive proceeds in the event that any of the Warrants are exercised at the exercise prices per share for cash which will result in gross proceeds of approximately $9.18 million. Any proceeds that we receive from the exercise of the Warrants will be used to partially repay the Convertible Note, unless the August Investor elects to waive such repayment, and the remainder of the net proceeds will be used for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. See “Use of Proceeds.”

Risk factors:

An investment in the shares of Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 8, other information in this prospectus and in the documents incorporated by reference herein for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq symbol:	WISA

(1) The number of shares of our Common Stock outstanding after completion of this offering is based on 1,944,380 shares of Common Stock outstanding as of February 8, 2023 and excludes (i) up to an aggregate of 1,015,115 shares of Common Stock issuable upon exercise of our outstanding warrants, (ii) up to an aggregate of 253,916 shares of Common Stock issuable upon exercise of our outstanding pre-funded warrants, (iii) up to 16,048 shares of Common Stock issuable upon exchange of the Convertible Note, assuming conversion at a conversion price equal to $25.00; (iv) an aggregate of 108,331 shares of Common Stock reserved for future issuance under the LTIP, the 2020 Stock Incentive Plan (the “2020 Plan”), and the Technical Team Retention Plan of 2022 (the “2022 Plan”); and (v) an aggregate of 5,838 shares of Common Stock issuable upon vesting of restricted stock units (“RSUs”) that were issued pursuant to the 2020 Plan and 2022 Plan.

RISK FACTORS

An investment in the securities offered under this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference herein before you decide to invest in our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. Any of the risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our securities.

Risks Related to Strategic Transactions

There can be no assurance that our review of strategic transactions and our financing strategy will result in a transaction satisfactory to holders of our Common Stock or any change at all.

On October 31, 2022, we announced that we are moving forward in our exploration of strategic alternatives to consider a wide range of options. To explore strategic opportunities specifically involved in our IP and licensable software used in WiSA E and WiSA DS technologies, our Board approved the engagement of AQ Technology Partners during the third quarter. To date, four (4) companies have executed non-disclosure agreements in consideration of a potential transaction. We, with our advisors, are evaluating a broad range of strategic transactions. Potential strategic transactions that may be explored or evaluated as part of this process include the potential for capital raising transactions, an acquisition, sale of assets, including substantially all of our assets, merger, business combination, partnership, joint venture, licensing and/or another strategic alternative. Despite devoting efforts to identify and evaluate potential strategic transactions, the process may not result in any definitive offer to consummate a strategic transaction, or, if we receive such a definitive offer, the terms may not be as favorable as anticipated or may not result in the execution or approval of a definitive agreement. Even if we enter into a definitive agreement, we may not be successful in completing a transaction or, if we complete such a transaction, it may not enhance stockholder value or deliver expected benefits.

The pursuit of strategic transactions or financing transactions may consume a substantial portion of the time and attention of our management and require additional capital resources and may be disruptive to our business, which could have a material adverse effect on our business, financial condition and results of operations.

We are not able to predict with certainty the amount of time and resources necessary to successfully identify, pursue and execute any strategic transaction or obtain additional financing, if we are able to do so at all. The diversion of management’s attention may materially adversely affect the conduct of our business and, as a result, our financial condition and results of operations. The additional expense we incur in connection with our review of strategic alternatives and pursuit of strategic or financing transactions may materially adversely impact our financial condition and partially offset the value of any strategic transaction we execute or additional financing we obtain.

Risks Related to Our Business and Industry

We have incurred losses since inception.

We have incurred net losses since inception and had an accumulated deficit of approximately $224.8 million as of September 30, 2022. If we are unsuccessful in implementing any initiatives to improve our revenues in order to achieve profitability, it will have a material adverse impact on our business, prospects, operating results and financial condition. There can be no assurance that the revenue that we generate will be able to support our operations or meet our working capital needs.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has included in its report for the year ended December 31, 2021 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Our ability to continue as a going concern is contingent upon, other factors, our ability to raise additional capital through sales of our securities, including this offering, and incurrence of debt. Additionally, future capital requirements will depend on many factors, including the rate of revenue growth, the selling price of our products, the expansion of sales and marketing activities, the timing and extent of spending on research and development efforts and the continuing market acceptance of our products. These factors raise substantial doubt about our ability to continue as a going concern. There is no assurance that additional financing will be available at terms acceptable to us or at all. If we cannot continue as a viable entity, this could materially adversely affect the value of the shares of Common Stock.

We depend upon the timely delivery of products from our vendors and purchases from our partners and customers.

We depend on manufacturers and component customers to deliver and purchase hardware and consumer electronics in quantities sufficient to meet customer demand. In addition, we depend on these manufacturers and customers to introduce new and innovative products and components to drive industry sales. During the first nine months of 2022, we experienced sales declines indirectly through disruption in the supply chain for several of our industry partners or customers whose own supply chains have been disrupted based on a variety of macroeconomic events that may or may not be related to the COVID-19 pandemic, which have resulted in delays throughout the consumer electronics industry. Any material delay in the introduction or delivery, or limited allocations of products or offerings could result in reduced sales by us, which could have a material adverse impact on our financial results. Any reduction in allocation of components or new hardware platforms or other technological advances by vendors or our customers (in which our technology is part of their hardware offering) to third parties such as big box retailers, could also have a material adverse impact on our financial results.

Disruptions and delays in our supply chains as a result of the COVID-19 pandemic could adversely impact manufacturers’ and other customers’ ability to meet customer demand. Additionally, the prioritization of shipments of certain products as a result of the COVID-19 pandemic could cause delays in the shipment or delivery of our products. Such disruptions could also result in reduced sales by us, which could materially and adversely impact on our financial results.

A small number of customers represent a significant percentage of our revenue, so any loss of key customers could have a material adverse effect on our business.

A small number of our customers represent a significant percentage of our revenue. Although we may have agreements with these customers, these agreements typically do not require any minimum purchases and do not prohibit customers from using competing technologies or customers from purchasing products and services from competitors. Because many of our markets are rapidly evolving, customer demand for our technologies and products can shift quickly. As of December 31, 2021, we had two customers accounting for 35% and 27% of accounts receivable and, for the year ended December 31, 2021, we had three customers accounting for 27%, 17% and 14% of our net revenue. As of September 30, 2022, we had two customers accounting for 61% and 12% of our accounts receivable and, for the nine months ended September 30, 2022, we had three customers accounting for 20%, 18% and 16% of our net revenue. A loss of any of our key customers could have a material adverse effect on our business and results of operations.

We are reliant on module manufacturers to produce the modules which we then sell to our customers and any change in their management or business could have a negative effect on our operations.

Our revenue from the sale of modules to consumer electronics and speaker companies depends in large part upon the availability of our modules that implement our technologies. Our manufacturers incorporate our technologies into these modules, which are then incorporated in consumer entertainment products. We do not manufacture these modules, but rather depend on manufacturers to produce the modules which we then sell to our customers. We do not control the manufacturers. While we have a longstanding relationship with our manufacturers, there can be no assurance that our manufacturers will continue to timely produce our modules. Change in management of our manufacturers or a change in their operations could negatively affect our production and cause us to seek other manufacturers which we may not be able to obtain on the same or similar terms as our current manufacturers. This could have a negative effect on our operations.

We currently rely on semiconductor manufacturers to manufacture our semiconductors, and our failure to manage our relationship with our semiconductor manufacturers successfully could negatively impact our business.

We rely on a single contractor in Japan for the production of our transmit semiconductor chip and a single contractor in China for the production of our receive semiconductor chip. Our reliance on these semiconductor manufacturers reduces our control over the manufacturing process, exposing us to risks, including increase production costs and reduced product supply. If we fail to manage our relationships with these manufacturers effectively, or if a contract manufacturer experiences delays, disruptions, or decides to end-of-life components that it manufactures for us, our ability to ship products to our end-user customers could be impaired and our competitive position and reputation could be harmed. In addition, any adverse change in our manufacturers’ financial or business condition could disrupt our ability to supply quality products to our end-user customers. If we are required to change manufacturers, we may lose revenue, incur increased costs and damage our customer relationships. In addition, qualifying a new semiconductor manufacturer and commencing production can be an expensive and lengthy process. As a result of any of these aforementioned disruptions, we would experience a delay in our order fulfillment, and our business, operating results and financial condition would be adversely affected.

Declines in or problems with the WiSA Association membership could negatively affect our reputation.

Our wholly owned subsidiary, WiSA, LLC, operates the “WiSA Association,” which is an association comprised of brands, manufacturers, and influencers within the consumer electronics industry, with the purpose of promoting a standardized method of interoperability between wireless audio components using our technology. We rely significantly on the WiSA Association to uphold the standards and criteria of interoperable audio products. If we lose members or new technology is developed that is easier to incorporate than ours, the WiSA Association may fail to maintain its active status and the sales of our modules could diminish as well. In addition, failure of our members to adhere to our policies designed to provide interoperability between audio systems could undermine the integrity of our brand.

Failure to stay on top of technology innovation could harm our business model.

Our revenue growth will depend upon our success in new and existing markets for our technologies. The markets for our technologies and products are defined by:

•	rapid technological change;

•	new and improved technology and frequent product introductions;

•	consumer demands; evolving industry standards; and

•	technology and product obsolescence.

Our future success depends on our ability to enhance our technologies and products and to develop new technologies and products that address the market needs in a timely manner. Technology development is a complex, uncertain process requiring high levels of innovation, highly skilled engineering and development personnel, and the accurate anticipation of technological and market trends. We may not be able to identify, develop, acquire, market, or support new or enhanced technologies or products on a timely basis, if at all.

Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our modules.

To increase total customers and customer recognition of the WiSA Association products and to achieve broader market acceptance of our technology, we will need to expand our sales and marketing organization and increase our business development resources, including the vertical and geographic distribution of our sales force and our teams of account executives focused on new accounts and responsible for renewal and growth of existing accounts.

Our business requires that our sales personnel have particular expertise and experience in interoperability of audio systems, and the latest wireless audio technology. We may not achieve revenue growth from expanding our sales force if we are unable to hire, develop and retain talented sales personnel with appropriate experience, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time or if our sales and marketing programs are not effective.

Interruptions or performance problems associated with technology and wireless technology outside of our control may adversely affect our business and results of operations.

We may in the future experience performance issues due to a variety of factors, including wireless technology disruptions, human or software errors. If a wireless connection is compromised, our products will not work as designed and our business could be negatively affected. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period or a connection problem may be out of our control and could deter customers from purchasing wireless audio components.

We expect to continue to make significant investments to maintain and improve the performance of our modules. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology to accommodate actual and anticipated changes in technology, our business, operating results and financial condition may be adversely affected.

Real or perceived errors, failures or bugs in our modules could adversely affect our operating results and growth prospects.

Because our modules are complex, undetected errors, failures or bugs may occur. Our module is installed and used in numerous audio systems of different brands with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures of our technology. Despite our testing, errors, failures or bugs may not be found in our modules until it is released to our customers. Moreover, our customers could incorrectly implement or inadvertently misuse our modules, which could result in customer dissatisfaction and adversely impact the perceived quality or utility of our products as well as our brand.

Any of these real or perceived errors, compatibility issues, failures or bugs in our modules could result in negative publicity, reputational harm, loss of competitive position or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources to correct the problem. Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions or delays in the use of our solutions, which could cause us to lose existing or potential customers and could adversely affect our operating results and growth prospects.

We rely on the cooperation of our customers to install our modules in their audio products.

Our modules are sold to our customers who are consumer electronics companies. Our customers install the modules into their products. Our customers’ audio products are sold to the public who must then install the audio system into their homes or businesses. We do not oversee installation of our products and therefore have no control over the result. If a module is not installed correctly in a customer product or an end consumer does not install their audio system correctly, our technology may not work properly, which could result in customer dissatisfaction or have a material adverse impact on our reputation, our business and our financial results.

If we do not or cannot maintain cutting edge technology and compatibility of our modules with products that our customers use, our business could suffer.

Our customers integrate our modules into their products. The functionality and popularity of our technology depends, in part, on our ability to produce modules that integrate into our customers’ products. Our customers may change the features of their technologies and audio systems may advance technologically. Such changes or advancements could functionally limit or terminate the utility of our product, which could negatively impact our customer service and harm our business. If we fail to maintain cutting edge technology and compatibility with the products our customers produce, we may not be able to offer the functionality that our customers need, and our customers may not purchase our modules, which would negatively impact our ability to generate revenue and have a material adverse impact on our business.

Our future quarterly results of operations may fluctuate significantly due to a wide range of factors, which makes our future results difficult to predict.

Our revenues and results of operations could vary significantly from quarter to quarter because of various factors, many of which are outside of our control, including:

•	the expansion of our customer base;

•	the renewal of agreements with, and expansion of coverage by, existing customers;

•	the size, timing and terms of our sales to both existing and new customers;

•	the introduction of products or services that may compete with us for the limited funds available to our customers, and changes in the cost of such products or services;

•	changes in our customers’ and potential customers’ budgets;

•	our ability to control costs, including our operating expenses;

•	our ability to hire, train and maintain our direct sales force, engineers, and marketing employees;

•	the timing of satisfying revenue recognition criteria in connection with initial deployment and renewals;

•	general economic and political conditions, both domestically and internationally; and

•	the effects of outbreaks, epidemics or pandemics of contagious diseases, including the length and severity of the COVID-19 pandemic.

Any one of these or other factors discussed elsewhere in this prospectus, or the documents incorporated by reference herein, may result in fluctuations in our revenues and operating results, meaning that quarter-to-quarter comparisons of our revenues, results of operations and cash flows may not necessarily be indicative of our future performance.

Because of the fluctuations described above, our ability to forecast revenues is limited and we may not be able to accurately predict our future revenues or results of operations. In addition, we base our current and future expense levels on our operating plans and sales forecasts, and our operating expenses are expected to be relatively fixed in the short term. Accordingly, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect our financial results for that quarter. The variability and unpredictability of these and other factors could result in our failing to meet or exceed financial expectations for a given period.

Our sales are subject to fluctuation as a result of seasonality, which is outside of our control.

Our sales are subject to the seasonality of when consumers buy electronic products, generally in the third quarter leading up to the year-end holiday season. Our customers’ plans to complete and ship new products to meet this seasonal peak can critically impact our financial results should they miss the holiday season. As a result of these factors, our financial results for any single quarter or for periods of less than a year are not necessarily indicative of the results that may be achieved for a full fiscal year.

Our sales are subject to fluctuation as a result of our customers’ new product introduction timelines and end-user adoption of our customers’ retail products, both of which are outside of our control.

We, in conjunction with our customers, are launching a new technology to the retail and consumer market. The consumer adoption rate at retail is a critical component of our financial success and is currently an unknown component of our financial plans. The variability and unpredictability of these and other factors could result in our failing to meet or exceed financial expectations for a given period. As a result of these factors, our financial results for any single quarter or for periods of less than a year are not necessarily indicative of the results that may be achieved for a full fiscal year.

We conduct international operations, which exposes us to significant risks.

Our headquarters are located in Oregon, but we also have employees in Taiwan and representatives in China, Japan and the Republic of Korea Operating in international markets requires significant resources and management attention and subjects us to regulatory, economic and political risks in addition to those we already face in the United States. In addition, we invest time and resources in understanding the regulatory framework and political environments of our customers overseas in order to focus our sales efforts. Because such regulatory and political considerations are likely to vary across jurisdictions, this effort requires additional time and attention from our sales team and could lead to a sales cycle that is longer than our typical process for sales in the United States. We also may need to hire additional employees and otherwise invest in our international operations in order to reach new customers. Because of our limited experience with international operations as well as developing and managing sales in international markets, our international efforts may not be successful.

In addition, we will face risks in doing business internationally that could adversely affect our business, including:

•	the potential impact of currency exchange fluctuations;

•	the difficulty of staffing and managing international operations and the increased operations, travel, shipping and compliance costs associated with having customers in numerous international locations;

•	potentially greater difficulty collecting accounts receivable and longer payment cycles;

•	the need to offer customer support in various languages;

•	challenges in understanding and complying with local laws, regulations and customs in foreign jurisdictions;

•	export controls and economic sanctions administered by the Department of Commerce Bureau of Industry and Security and the Treasury Department’s Office of Foreign Assets Control;

•	compliance with various anti-bribery and anti-corruption laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act of 2010;

•	tariffs and other non-tariff barriers, such as quotas and local content rules;

•	more limited protection for our intellectual property in some countries;

•	adverse or uncertain tax consequences as a result of international operations;

•	currency control regulations, which might restrict or prohibit our conversion of other currencies into U.S. dollars;

•	restrictions on the transfer of funds;

•	deterioration of political relations between the United States and other countries; and

•	political or social unrest or economic instability in a specific country or region in which we operate, which could have an adverse impact on our operations in that location.

Also, we expect that due to costs related to our international efforts and the increased cost of doing business internationally, we will incur higher costs to secure sales to international customers than the comparable costs for domestic customers. As a result, our financial results may fluctuate as we expand our operations and customer base worldwide.

Our failure to manage any of these risks successfully could harm our international operations and adversely affect our business, operating results and financial condition.

We are dependent on the continued services and performance of our senior management and other key personnel, the loss of any of whom could adversely affect our business.

Our future success depends in large part on the continued contributions of our senior management and other key personnel. In particular, the leadership of key management personnel is critical to the successful management of our Company, the development of our products, and our strategic direction. We also depend on the contributions of key technical personnel.

We do not maintain “key person” insurance for any member of our senior management team or any of our other key employees. Our senior management and key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason and without notice. The loss of any of our key management personnel could significantly delay or prevent the achievement of our development and strategic objectives and adversely affect our business.

Cyber-security incidents, including data security breaches or computer viruses, could harm our business by disrupting our delivery of products or services, damaging our reputation or exposing us to liability.

We receive, process, store and transmit, often electronically, the data of our customers and others, much of which is confidential. Unauthorized access to our computer systems or stored data could result in the theft, including cyber-theft, or improper disclosure of confidential information, and the deletion or modification of records could cause interruptions in our operations. These cyber-security risks increase when we transmit information from one location to another, including over the Internet or other electronic networks. Despite the security measures we have implemented, our facilities, systems and procedures, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming or human errors or other similar events which may disrupt our delivery of services or expose the confidential information of our customers and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our customers or others, whether by us or a third party, could subject us to civil and criminal penalties, have a negative impact on our reputation, or expose us to liability to our customers, third parties or government authorities. We are not aware of such breaches to date. There can be no assurance that we will be able to effectively handle a failure of our information systems, or that we will be able to restore our operational capacity in a timely manner to avoid disruption to our business. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

Changes in financial accounting standards may cause adverse and unexpected revenue fluctuations and impact our reported results of operations.

A change in accounting standards or practices could harm our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business.

Climate change may have a long-term impact on our business.

Climate change may have an increasingly adverse impact on our business and those of our customers and suppliers. Water and energy availability and reliability in the communities where we conduct business is critical. We have facilities in regions that may be vulnerable to the impacts of extreme weather events. Climate change, its impact on our supply chain and critical infrastructure worldwide, and its potential to increase political instability in regions where we, our customers and suppliers do business, may disrupt our business and may cause us to experience higher attrition, losses and costs to maintain or resume operations. Although we maintain a program of insurance coverage for a variety of property, casualty, and other risks, the types and amounts of insurance we obtain vary depending on availability and cost. Some of our policies have large deductibles and broad exclusions, and our insurance providers may be unable or unwilling to pay a claim. Losses not covered by insurance may be large, which could harm our results of operations and financial condition.

Our operations, products and services, as well as those of our suppliers and customers, may also be subject to climate-related laws, regulations and lawsuits. Regulations such as carbon taxes, fuel or energy taxes, and pollution limits could result in greater direct costs, including costs associated with changes to manufacturing processes or the procurement of raw materials used in manufacturing processes, increased levels of capital expenditures to improve facilities and equipment, and higher compliance and energy costs to reduce emissions, as well as greater indirect costs resulting from our customers, suppliers or both incurring additional compliance costs that are passed on to us. These costs and restrictions could harm our business and results of operations by increasing our expenses or requiring us to alter our operations and product design activities. Stockholder groups may find us insufficiently responsive to the implications of climate change, and therefore we may face legal action or reputational harm. We may also experience contractual disputes due to supply chain delays arising from climate change-related disruptions, which could result in increased litigation and costs.

We also face risks related to business trends that may be influenced by climate change concerns. Stockholder advocacy groups, certain institutional investors, investment funds, other market participants, stockholders and customers have focused increasingly on the environmental, social and corporate governance (“ESG”) and sustainability practices of companies, including those associated with climate change and human rights. These parties have placed increased importance on the implications of the social cost of their investments. If our ESG practices do not meet stockholder or other industry expectations and standards, which continue to evolve, our brand, reputation and business activities may be negatively impacted. Any sustainability disclosures we make may include our policies and practices on a variety of social and ethical matters, including corporate governance, environmental compliance, employee health and safety practices, human capital management, product quality, supply chain management, and talent diversity and inclusion practices. It is possible that our stockholders may not be satisfied with our ESG practices or the speed of their adoption. We could also incur additional costs and require additional resources to monitor, report, and comply with various ESG practices, or choose not to conduct business with potential customers, or discontinue or not expand business with existing customers, due to our policies. Also, our failure, or perceived failure, to meet the standards included in any sustainability disclosure could have a material negative impact on our reputation and business activities.

Consumer spending weakness could impact our revenue.

Weakness in general economic conditions may suppress consumer demand in our markets. Many of the products in which our technologies are incorporated are discretionary goods, such as home-theater systems. Weakness in general economic conditions may also lead to customers becoming delinquent on their obligations to us or being unable to pay, resulting in a higher level of write-offs. Economic conditions may impact the amount businesses spend on their speaker systems. Weakness in economic conditions could lessen demand for our products and negatively affect our revenue.

We face intense competition in our industry, and we may not be able to compete successfully in our target markets.

The digital audio, consumer electronics and entertainment markets are characterized by intense competition, subject to rapid change, and are significantly affected by new product introductions and other market activities of industry participants. Our competitors include many large domestic and international companies that have substantially greater financial, technical, marketing, distribution and other resources, greater name recognition, a longer operating history, broader product lines, lower cost structures and longer-standing relationships with customers and suppliers than we do. As a result, our competitors may be able to respond better to new or emerging technologies or standards and to changes in customer requirements.

Further, some of our competitors are in a better financial and marketing position from which to influence industry acceptance of a particular product standard or a competing technology than we are. Our competitors may also be able to devote greater resources to the development, promotion and sale of products, and may be in a position to deliver competitive products at a lower price than we can, along with the potential to conduct strategic acquisitions, joint ventures, subsidies and lobbying industry and government standards, hire more experienced technicians, engineers and research and development teams than we can. As a result, we may not be able to compete effectively against any of these organizations.

Our ability to compete in our current target markets and future markets will depend in large part on our ability to successfully develop, introduce and sell new and enhanced products or technologies on a timely and cost-effective basis and to respond to changing market requirements. We expect our competitors to continue to improve the performance of their current products and potentially reduce their prices. In addition, our competitors may develop future generations and enhancements of competitive products or new or enhanced technologies that may offer greater performance and improved pricing or render our technologies obsolete. If we are unable to match or exceed the improvements made by our competitors, our market position and prospects could deteriorate and our net product sales could decline.

Risks Related to Our Intellectual Property

Failure to protect our intellectual property rights could adversely affect our business.

Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop or license under patent and other intellectual property (“IP”) laws of the United States, so that we can prevent others from using our inventions and proprietary information. If we fail to protect our IP rights adequately, our competitors might gain access to our technology, and our business might be adversely affected. However, defending our IP rights might entail significant expenses. Any of our patent rights, copyrights, trademarks or other IP rights may be challenged by others, weakened or invalidated through administrative process or litigation.

As of November 16, 2022, we had 13 issued and 10 pending U.S. patents covering our technology. We also license issued U.S. patents from others. The patents that we own or license from others (including those that may be issued in the future) may not provide us with any competitive advantages or may be challenged by third parties, and our patent applications may never be granted.

Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our IP, as the legal standards relating to the validity, enforceability and scope of protection of patent and other IP rights are uncertain.

Any patents that are issued may subsequently be invalidated or otherwise limited, allowing other companies to develop offerings that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition. In addition, issuance of a patent does not guarantee that we have a right to practice the patented invention. Patent applications in the United States are typically not published until 18 months after filing or, in some cases, not at all, and publications of discoveries in industry-related literature lag behind actual discoveries. We cannot be certain that third parties do not have blocking patents that could be used to prevent us from marketing or practicing our patented software or technology.

Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our software is available. The laws of some foreign countries may not be as protective of IP rights as those in the United States (in particular, some foreign jurisdictions do not permit patent protection for software), and mechanisms for enforcement of IP rights may be inadequate. Additional uncertainty may result from changes to IP legislation enacted in the United States, including the recent America Invents Act, and other national governments and from interpretations of the IP laws of the United States and other countries by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our IP.

We rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. Although we endeavor to enter into non-disclosure agreements with our employees, licensees and others who may have access to this information, we cannot assure you that these agreements or other steps we have taken will prevent unauthorized use, disclosure or reverse engineering of our technology. Moreover, third parties may independently develop technologies or products that compete with ours, and we may be unable to prevent this competition.

We might be required to spend significant resources to monitor and protect our IP rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert counterclaims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially viable. Any litigation, whether or not resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may adversely affect our business, operating results, financial condition and cash flows.

We may be subject to IP rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of IP rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their IP rights and to defend claims that may be brought against them. The litigation may involve patent holding companies or other adverse patent owners that have no relevant product revenues and against which our patents may therefore provide little or no deterrence. We have received, and may in the future receive, notices that claim we have misappropriated, misused, or infringed other parties’ IP rights, and, to the extent we gain greater market visibility, we face a higher risk of being the subject of IP infringement claims.

There may be third-party IP rights, including issued or pending patents that cover significant aspects of our technologies or business methods. Any IP claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in our having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the IP, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for any infringing aspect of our business, we would be forced to limit or stop sales of our software and may be unable to compete effectively. Any of these results would adversely affect our business, operating results, financial condition and cash flows.

Risks Related to the Resale of the Warrant Shares and Ownership of Shares of our Common Stock

The Selling Stockholders may choose to sell the Warrant Shares at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of the Warrant Shares covered by this prospectus. Sales or other dispositions of the Warrant Shares below the then-current market prices could adversely affect the market price of our Common Stock.

A large number of shares of Common Stock may be sold in the market following this offering, which may significantly depress the market price of our Common Stock.

The Warrant Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell Common Stock.

Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus, including the documents incorporated by reference herein and therein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering, and recipients should not rely on this information.

The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in our share price.

The market for our Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future, although such fluctuations may not reflect a material change to our financial condition or operations during any such period. For example, from January 1, 2021 through December 31, 2021 the reported sale price of our Common Stock has fluctuated between $139 and $484 per share. From January 1, 2022 through December 31, 2022 the reported sale price of our Common Stock has fluctuated between $9 and $136 per share. Such volatility can be attributable to a number of factors. First, as noted above, our Common Stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our Common Stock could, for example, decline precipitously in the event that a large number of our shares are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our common stock regardless of our operating performance.

In addition to being highly volatile, our Common Stock could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

•	variations in our revenues and operating expenses;

•	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

•	market conditions in our industry, the industries of our customers and the economy as a whole;

•	actual or expected changes in our growth rates or our competitors’ growth rates;

•	developments in the financial markets and worldwide or regional economies;

•	announcements of innovations or new products or services by us or our competitors;

•	announcements by the government relating to regulations that govern our industry;

•	sales of our common stock or other securities by us or in the open market;

•	changes in the market valuations of other comparable companies; and

•	other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the COVID-19 pandemic, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of our Common Stock. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

We have been notified by Nasdaq of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our Common Stock could be delisted from Nasdaq. Additionally, if a favorable decision is not obtained from a hearings panel (the “Panel”) after the hearing, our Common Stock would be delisted from Nasdaq.

Our Common Stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements.

On June 23, 2022, we received a written notification from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC notifying us that we were not in compliance with the minimum bid price requirement for continued listing on Nasdaq, as set forth under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) because the closing bid price of our Common Stock was below $1.00 per share for the previous thirty (30) consecutive business days. In accordance with its Listing Rules, Nasdaq granted the Company 180 calendar days, or until December 20, 2022 (the “First Compliance Period”) to regain compliance. In order to regain compliance, the closing bid price of our Common Stock must be at least $1.00 per share for a minimum of 10 consecutive business days during the First Compliance Period. Our Common Stock has not regained compliance with the Minimum Bid Price Requirement as of December 20, 2022. On December 19, 2022, the Company requested an extension of an additional 180 days in which to regain compliance with the Minimum Bid Price Requirement.

On December 21, 2022, we received notice (the “Second Notice”) from Nasdaq indicating that, while we have not regained compliance with the Minimum Bid Price Requirement, the Staff has determined that we are eligible for an additional 180-day period, or until June 20, 2023 (the “Second Compliance Period”) to regain compliance If at any time during the Second Compliance Period, the closing bid price of our common stock is at least $1.00 per share for at least a minimum of 10 consecutive business days, Nasdaq will provide the Company with written confirmation of compliance with the Minimum Bid Price Requirement and the matter will be closed.

On January 18, 2023, we received notice (the “January 18 Letter”) from the Staff that the Staff had determined that as of January 18, 2023, our Common Stock had a closing bid price of $0.10 or less for ten consecutive trading days triggering application of Listing Rule 5810(c)(3)(A)(iii) (the “Low Priced Stocks Rule”). On February 13, 2023, we received notice (the “February 13 Letter”) from the Staff that the Staff has determined that we have cured our bid price deficiency and now comply with the Minimum Bid Price Requirement, as the closing bid price of our common stock was at least $1.00 per share for at least a minimum of 10 consecutive business days. And we believe we are in compliance with the Low Priced Stocks Rule.

On December 21, 2022, we also received a letter from the Staff notifying us that the Staff has determined that we did not comply with Listing Rule 5635(d) because the December public offering did not meet the Nasdaq definition of a public offering under Listing Rule IM-5635-3. The Staff’s determination was based on the significant discount to the “Minimum Price,” as defined in Nasdaq rules. The Company intends to take the appropriate steps to regain compliance with all Nasdaq rules. There can be no assurance that we will regain compliance after taking such steps.

We requested a hearing before the Panel to appeal the January 18 Letter and to address all outstanding matters, including compliance with the Minimum Bid Price Requirement, the Low Priced Stocks Rule and Nasdaq Listing Rule 5635(d), which hearing is scheduled for March 9, 2023. As a result of the February 13 Letter, we only need to address our compliance with the Nasdaq Listing Rule 5635(d) in the hearing. While the appeal process is pending, the suspension of trading of our Common Stock will be stayed and our Common Stock will continue to trade on Nasdaq until the hearing process concludes and the Panel issues a written decision. There are no assurances however, that a favorable decision will be obtained from the Panel.

In the event that our Common Stock is delisted from Nasdaq, as a result of our failure to comply with the Nasdaq Listing Rule 5635(d), or as a result of Nasdaq not granting us a favorable decision, or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, and is not eligible for listing on another exchange, trading in the shares of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

In the event that our Common Stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our Common Stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers for sales of penny stocks may discourage such broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We will have broad discretion as to the proceeds that we receive from the cash exercise by any holder of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximate $9.18 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants, and to the extent that we receive such proceeds, subject to any obligation to pay a portion of such proceeds to repay any amounts outstanding under the Convertible Note, we intend to use the net proceeds from cash exercises of the Warrants for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. We have considerable discretion in the application of the such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds from cash exercises of the Warrants, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of Common Stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You may experience future dilution as a result of issuance of the Warrant Shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the Warrant Shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share per share. In addition, the exercise price of the Warrants for the Warrant Shares may be or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our stock incentive programs. In addition, the issuance of the Warrant Shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

Substantial future sales of shares of our Common Stock could cause the market price of our Common Stock to decline.

We expect that significant additional capital will be needed in the near future to continue our planned operations. Sales of a substantial number of shares of our Common Stock in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity, warrants and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of Common Stock. Additionally, we may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our holders of our Common Stock. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of Common Stock.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our Certificate of Incorporation authorizes the issuance of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by the Board. The Board is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company.

We do not intend to pay dividends on shares of our Common Stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our Common Stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

General Risk Factors

We face risks related to health pandemics, epidemics and other outbreaks, including the continuing COVID-19 pandemic and the spread of monkeypox, any of which could significantly disrupt our operations and could materially and adversely affect our business.

Our business and financial results may be negatively impacted by health pandemics, epidemics and other similar outbreaks, such as COVID-19 and monkeypox. The ongoing COVID-19 pandemic has had and could continue to have negative impacts on our business, including disruptions in our manufacturing and supply chain operations, among others. Disruptive activities could include the temporary closure of manufacturing facilities used in our supply chain processes, restrictions on the shipment or delivery of our products, business closures in impacted areas, and restrictions on our employees’ and consultants’ ability to travel and to meet with customers. If our manufacturers become unable to obtain necessary raw materials or components due to the impacts of a health pandemic or epidemic or disruptions in our supply chain processes, we may incur higher supply costs or our manufacturers may be required to reduce production levels, either of which may negatively affect our financial condition or results of operations. Despite our efforts to manage these impacts, their ultimate impact also depends on factors beyond our knowledge or control, including the duration and severity of any such outbreak and actions taken to contain its spread and mitigate its public health effects. Moreover, if a pandemic, epidemic or other similar outbreak, including COVID-19, caused prolonged recessions in the U.S. and other major markets, our business would be materially and adversely affected.

Economic uncertainties or downturns, or political changes, in the United States and globally, could limit the availability of funds available to our customers and potential customers, which could materially adversely affect our business.

Our results of operations could be adversely affected by general conditions in the economy and financial markets, both in the U.S. and globally, including conditions that are outside of our control, such as the continuing uncertainty regarding the duration and scope of the COVID-19 pandemic, global supply chain disruptions, the recent inflation in the United States and the foreign and domestic government sanctions imposed on Russia as a result of its recent invasion of Ukraine. There continues to be volatility and disruptions in the capital and credit markets, and a severe or prolonged economic downturn, including, but not limited to as a result of such events, could result in a variety of risks to our business, including weakened demand for our products and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could strain our suppliers, possibly resulting in supply disruption, or cause delays in payments for our services. In turn, we may be required to increase our allowance for doubtful accounts, which would adversely affect our financial results. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

Changes in government trade policies, including the imposition of tariffs and export restrictions, could have an adverse impact on our business operations and sales.

The United States or foreign governments may enact changes in government trade policies that could adversely impact our ability to sell products in certain countries, particularly in China. For example, the U.S. government has imposed tariffs on certain Chinese imports and, in return, the Chinese government has imposed or proposed tariffs on certain U.S. products. Additionally, export restrictions imposed by the U.S. government, including the addition of licensing requirements by the United States Department of Commerce’s Bureau of Industry and Security (“BIS”) through the addition of companies to the BIS Entity List, may require us to suspend our business with certain international customers if we conclude or are notified by the U.S. government that such business presents a risk of noncompliance with U.S. regulations. We cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between certain countries, what products may be subject to such actions, or what actions may be taken by other countries in response. It also may not be possible to anticipate the timing or duration of such tariffs, export restrictions, or other regulatory actions. These government trade policies may materially adversely affect our sales and operations with current customers as well as impede our ability to develop relationships with new customers.

There is a risk of further escalation and retaliatory actions between the U.S. and other foreign governments. If significant tariffs or other restrictions are placed on goods exported from China or any related counter-measures are taken, our revenue and results of operations may be materially harmed. These tariffs may also make our customers’ products more expensive for consumers, which may reduce consumer demand.

There is also a risk that the U.S. government may seek to implement more protective trade measures, not just with respect to China but with respect to other countries as well, such as those imposed on Russia in connection with its recent invasion of Ukraine. This could include new or higher tariffs and even more restrictive trade barriers, such as prohibiting certain types of, or all sales of certain products or products sold by certain parties into the U.S. Any increased trade barriers or restrictions on global trade could have a materially adverse impact on our business and financial results.

A decline in discretionary consumer spending may adversely affect our industry, our operations and ultimately our profitability.

Luxury products, such as speaker systems, TVs, game consoles and PCs, are discretionary purchases for consumers. Any reduction in consumer discretionary spending or disposable income may affect our industry significantly. Many economic factors outside of our control could affect consumer discretionary spending, including the financial markets, consumer credit availability, prevailing interest rates, energy costs, employment levels, salary levels, and tax rates. Any reduction in discretionary consumer spending could materially adversely affect our business and financial condition.

If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely affected.

Our future success depends in part on our ability to identify, attract, integrate and retain highly skilled technical, managerial, sales and other personnel. We face intense competition for qualified individuals from numerous other companies, including other software and technology companies, many of whom have greater financial and other resources than we do. Some of these characteristics may be more appealing to high-quality candidates than those we have to offer. In addition, new hires often require significant training and, in many cases, take significant time before they achieve full productivity. We may incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. If we are unable to attract, integrate and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, our business will be adversely affected.

Volatility or lack of positive performance in our share price may also affect our ability to attract and retain our key employees. Many of our senior management personnel and other key employees have become, or will soon become, vested in a substantial amount of shares of our Common Stock, RSUs or warrants to purchase Common Stock. Employees may be more likely to leave us if the shares they own or the shares underlying their vested units or warrants have significantly appreciated in value relative to the original grant prices of the shares or units or the exercise prices of the warrants, or, conversely, if the exercise prices of the warrants that they hold are significantly above the market price of our Common Stock. If we are unable to appropriately incentivize and retain our employees through equity compensation, or if we need to increase our compensation expenses in order to appropriately incentivize and retain our employees, our business, operating results and financial condition would be adversely affected.

We may be subject to litigation for a variety of claims, which could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business.

We may be subject to litigation for a variety of claims arising from our normal business activities. These may include claims, suits, and proceedings involving labor and employment, wage and hour, commercial and other matters. The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Any adverse determination related to litigation could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business. In addition, depending on the nature and timing of any such dispute, a resolution of a legal matter could materially affect our future operating results, our cash flows or both.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations.

Compliance with these rules and regulations increases our legal and financial compliance costs, makes some activities more difficult, time-consuming, or costly, and increases demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and the registration statement of which this prospectus forms a part, as well as in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our Common Stock price and trading volume could decline.

The trading market for our Common Stock may depend in part on the research and reports that securities or industry analysts may publish about us or our business, our market and our competitors. We do not have any control over such analysts. If one or more such analysts downgrade or publish a negative opinion of our Common Stock, the price of our shares would likely decline. If analysts do not cover us or do not regularly publish reports on us, we may not be able to attain visibility in the financial markets, which could have a negative impact on our share price or trading volume.

REGISTERED DIRECT OFFERING AND CONCURRENT PRIVATE PLACEMENT

On January 31, 2023, we entered into the Purchase Agreement related to the February Offering pursuant to which we agreed to issue and sell to the Selling Stockholders (i) in a registered direct offering, 201,544 shares (the “Shares”) of Common Stock and Pre-Funded Warrants to purchase up to 381,762 shares of Common Stock, at an exercise price of $0.0001 per share of Common Stock, and (ii) in a concurrent private placement, the Warrants exercisable for an aggregate of up to 874,959 Warrant Shares, at an exercise price of $10.49 per Warrant Share. The Pre-Funded Warrants were immediately exercisable upon issuance and will remain exercisable until all of the Pre-Funded Warrants are exercised in full, and in certain circumstances may be exercised on a cashless basis. The Warrants were immediately exercisable upon issuance, will expire five years from the date of issuance, and in certain circumstances may be exercised on a cashless basis.

On February 3, 2023, we closed the February Offering raising gross proceeds of approximately $6.2 million before deducting placement agent fees and other offering expenses payable by the Company. In the event that all the Warrants are exercised for cash, we would receive additional gross proceeds of approximately $9.18 million. We intend to use the net proceeds for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. The Company did not allocate specific amounts of net proceeds for any of these purposes; however, the Company was required pursuant to the terms of the August Purchase Agreement, by and between the Company and the August Investor, to direct at least 20% of the gross proceeds of the February Offering to repay a portion of the Convertible Note, which the August Investor elected not to receive as of the date of this prospectus.

The Shares, Pre-Funded Warrants and shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants issued in the registered direct offering were offered pursuant to our shelf registration statement on Form S-3 (File 333-267211), initially filed by us with the SEC under the Securities Act on September 1, 2022 and declared effective on September 13, 2022. The Warrants and Warrant Shares were not registered under the Securities Act, and were offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

Under the Purchase Agreement, we were required within 30 days of the closing date of the February Offering to file a registration statement on Form S-1 registering the resale of the Warrant Shares. We are required to use commercially reasonable efforts to cause such registration to become effective within 180 days of the closing date of the February Offering, and to keep such registration statement effective at all times until no Selling Stockholder owns any Warrants or Warrant Shares.

Also in connection with the February Offering, on January 31, 2023, the Company entered into Placement Agency Agreement with the Placement Agent, pursuant to which (i) the Placement Agent agreed to act as placement agent on a “best efforts” basis in connection with the offering and (ii) the Company agreed to pay the Placement Agent an aggregate fee equal to 8.0% of the gross proceeds raised in the offering.

The Placement Agency Agreement and the Purchase Agreement contain customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of us, the Placement Agent, or the Selling Stockholders, as the case may be, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Purchase Agreement, we and our executive officers and directors entered into agreements providing that we and each of these persons may not, subject to certain exceptions, offer, issue, sell, transfer or otherwise dispose of our securities for a period of forty-five (45) days following the closing date of the February Offering. In addition, from January 31, 2023 until the six-month anniversary of such date, we are prohibited from effecting or entering into an agreement to effect any issuance of Common Stock or common stock equivalents involving a variable rate transaction (as defined in the Purchase Agreement).

Also in connection with the February Offering, we entered into the Amendment to the December Purchase Agreement, approved by the “December Investor, pursuant to Section 5.5 of the December Purchase Agreement. Pursuant to the Amendment, Section 4.11 of the December Purchase Agreement, which prohibits the our ability to issue shares of Common Stock or Common Stock Equivalents (as defined in the December Purchase Agreement) or filing any registration statement or amendment or supplement thereto under the Securities Act, until ninety (90) days after the closing date of the transactions contemplated by the December Purchase Agreement, was amended to permit the offering discussed above and the issuance and sale of the securities offered and sold in such offering.

SELLING STOCKHOLDERS

The Warrant Shares being offered by the Selling Stockholders are those issuable upon the exercise of the Warrants. For additional information regarding the issuance of these securities, see “Registered Direct Offering and Concurrent Private Placement” on page 25 of this prospectus. We are registering the Warrant Shares issuable upon exercise of the Warrants in order to permit the Selling Stockholders to offer such shares for resale from time to time. Except for the ownership of the Warrants, the transactions contemplated pursuant to the Purchase Agreement, and as disclosed in this section under “Material Relationships with Selling Stockholders”, none of the Selling Stockholders have had any material relationship with us within the past three (3) years.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) the shares of Common Stock beneficially owned by the Selling Stockholder prior to this offering, (ii) the number of Warrant Shares being offered by the Selling Stockholder pursuant to this prospectus and (iii) the Selling Stockholder’s beneficial ownership after completion of this offering. The registration of the Warrant Shares issuable to the Selling Stockholders upon the exercise of the Warrants does not necessarily mean that the Selling Stockholders will sell all or any of such shares, but the number of shares of Common Stock and percentages set forth in the final two columns below assume that all shares of Common Stock being offered by the Selling Stockholders are sold. The final two columns also assume the exercise of all of the Warrants held by the Selling Stockholders as of February 8, 2023, without regard to any limitations on exercise described in this prospectus or in the Warrants. See “Plan of Distribution”.

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of Common Stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of Common Stock beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of Common Stock subject to warrants held by that Selling Stockholder that are exercisable for shares of Common Stock within 60 days after February 8, 2023, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

This prospectus covers the resale of up to an aggregate of 874,959 Warrant Shares that may be sold or otherwise disposed of by the Selling Stockholders. Such shares are issuable to the Selling Stockholders upon the exercise of the Warrants. The Warrants are immediately exercisable and expire five (5) years from the issuance date. The Warrants are exercisable at an exercise price of $10.49 per share. See “Registered Direct Offering and Concurrent Private Placement” in this prospectus for further details relating to the Warrant Shares and the Warrants.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Warrant Shares to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Beneficially Owned After Offering(3)		Percentage Beneficially Owned After Offering(3)
Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”)(4)	1,235,393	(6)	804,735	430,658	(7)	4.99%
Halle Special Situations Fund LLC(5)	70,224		70,224	0	(8)	*
TOTAL	1,305,617		874,959	430,658		4.99%

*Less than 1%

(1)	All of the Warrants that are exercisable for the Warrant Shares offered hereby contain certain beneficial ownership limitations, which provide that a holder of the Warrants will not have the right to exercise any portion of its Warrants if such holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding (each such limitation, a “Beneficial Ownership Limitation”). As a result, the number of shares of Common Stock reflected in this column as beneficially owned by each Selling Stockholder includes (i) any outstanding shares of Common Stock held by such Selling Stockholder, and (ii) if any, the number of shares of Common Stock subject to the Warrants exercisable for the Warrant Shares offered hereby and any other warrants that may be held by such Selling Stockholder, in each case which such Selling Stockholder has the right to acquire as of February 8, 2023 or within 60 days thereafter and without it or any of its affiliates beneficially owning more than 4.99% or 9.99%, as applicable, of the number of outstanding shares of Common Stock as of February 8, 2023.

(2)	Represents shares of Common Stock owned by the Selling Stockholders upon full exercise of the Warrants offered hereby.

(3)	The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 2,819,339 shares of Common Stock outstanding on February 8, 2023, which includes 1,944,380 shares of Common Stock outstanding as of such date and assumes full exercise of the Warrants that are exercisable for the 874,959 Warrant Shares offered hereby. The calculation of beneficial ownership reported in such columns takes into account the effect of the Beneficial Ownership Limitations in any warrants held by the Selling Stockholders after this offering.

(4)	Sabby Management, LLC is the investment manager of Sabby and shares voting and investment power with respect to the shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of the principal business office of each of Sabby, Sabby Management, LLC and Hal Mintz is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

(5)	John Peter Gutfreund is the investment manager and a control person of Halle Capital Partners GP LLC, the managing member of Halle Special Situations Fund LLC. Each of Halle Capital Partners GP LLC and Mr. Gutfreund shares voting and dispositive power with respect to the shares of Common Stock held by Halle Special Situations Fund LLC. Each of Halle Capital Partners GP LLC and Mr. Gutfreund disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The number of shares set forth in these columns excludes shares Mr. Gutfreund owns in his personal capacity. The address of the principal business office of Halle Special Situations Fund LLC is 767 5th Avenue, 44th Floor, New York, NY 10153

(6)	Includes Pre-Funded Warrants to purchase up to 253,762 shares of Common Stock issued to such Selling Stockholder in the February Offering.

(7)	Includes Warrants to purchase up to 804,735 Warrant Shares issued to such Selling Stockholder in the February Offering.

(8)	Includes Warrants to purchase up to 70,224 shares of Common Stock issued to such Selling Stockholder in the February Offering.

Material Relationships with Selling Stockholders

In addition to the transactions described above in “Registered Direct Offering and Concurrent Private Placement”, we have had the following material relationships with the Selling Stockholders in the last three (3) years:

Sabby Volatility Warrant Mater Fund, Ltd.

On December 1, 2022, we issued 53,500 units, consisting of 53,500 shares of Common Stock, Series A Warrants exercisable for up to 53,500 shares of Common Stock and Series B Warrants exercisable for up to 53,500 shares of Common Stock to Sabby, in connection with the December Public Offering. Such securities were issued pursuant to the December Purchase Agreement by and between us and certain institutional investors, including Sabby. The December Public Offering resulted in aggregate gross proceeds of approximately $7.6 million. See “Prospectus Summary–December Public Offering” in this prospectus for further discussion.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $9.18 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. We intend to use a portion of the net proceeds we may receive from any cash exercises of the Warrants to partially repay the Convertible Note, unless the August Investor elects to waive such repayment, and the remainder of the net proceeds for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. We have not allocated specific amounts of net proceeds for any of these purposes; however, we are required pursuant to the terms of the August Purchase Agreement to direct at least 20% of the gross proceeds we may receive from any cash exercises of the Warrants to repay a portion of the Convertible Note, unless the August Investor elects to waive such repayment.

The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the Warrants are exercisable on a cashless basis after six (6) months from the date of issuance if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the Warrant Shares. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying dividends in the foreseeable future. The payment of dividends will be at the discretion of our Board and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our future debt agreements, and other factors that our Board may deem relevant.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Years 2022 and 2021

The following table sets forth all plan and non-plan compensation for the last two completed fiscal years paid to all individuals who served as the Company’s principal executive officer or acted in a similar capacity and the Company’s two other most highly compensated executive officers during the last completed fiscal year, as required by Item 402(m)(2) of Regulation S-K of the Securities Act. We refer to all of these individuals collectively as our “Named Executive Officers”.

Name and Principal					Stock Awards	Non-Equity Incentive Plan	All Other
Position	Year	Salary ($)	Bonus ($)		($)(1)	Compensation ($)	Compensation ($)	Total ($)
Brett Moyer
President and Chief	2022	$404,250	$19,250	(2)	$353,500	-	-	$777,000
Executive Officer	2021	$385,000	$5,075		$552,500	-	-	$942,575

George Oliva
Chief Financial Officer,	2022	$288,750	$13,750	(3)	$209,500	-	-	$512,000
Secretary	2021	$275,000	$2,152		$66,300	-	-	$343,452

Gary Williams
Chief Accounting Officer,	2022	$262,495	$37,500	(4)	$65,500	-	-	$365,495
VP of Finance	2021	$249,995	$1,017		$44,200	-	-	$295,212

(1)

Amounts reported in this column do not reflect the amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each restricted stock award and each RSU granted to the named executive officers during the fiscal years ended December 31, 2022 and 2021, as computed in accordance with Financial Accounting Standards Board (“FASB”) ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Cash bonus of $19,250 earned in 2021 and paid to Mr. Moyer in 2022.

(3)	Cash bonus of $13,750 earned in 2021 and paid to Mr. Oliva in 2022.

(4)	Includes cash bonus of $12,500 earned in 2021 that was paid to Mr. Williams in 2022.

Executive Employment Agreements and Arrangements

Brett Moyer

We are party to an employment agreement with Brett Moyer, which we assumed on or about August 1, 2010 and which was amended in 2011. Pursuant to such agreement, Mr. Moyer agreed to serve as our Chief Executive Officer and President in consideration for an annual cash salary, which was set at $385,000 for the year ended December 31, 2021. Additionally, Mr. Moyer’s target bonus was $38,500 for the fiscal year ended December 31, 2021.

Effective August 24, 2022, the Company entered into a new employment agreement with Mr. Moyer (the “Moyer Agreement”). Pursuant to the Moyer Agreement, Mr. Moyer’s initial annual base salary will be $404,250, which is subject to adjustment approved by the Board. The Moyer Agreement has an unspecified term and Mr. Moyer will serve in his position on an at-will basis, subject to the payment of severance in certain circumstances as set forth in the Moyer Agreement. Pursuant to the Moyer Agreement, if Mr. Moyer is terminated without cause or resigns with good reason, he is entitled to receive twelve (12) months of salary. Mr. Moyer is also entitled to continue to receive the employer subsidy under group health, dental and vision coverage for the period of severance, which is twelve (12) months, a pro rata bonus for the year of termination and the acceleration of vesting with respect to all unvested equity awards. Additionally, in the event of a Change in Control (as defined in each of the Moyer Agreement), all unvested equity awards held by such executive officer shall immediately vest and become exercisable, provided that subject to any exceptions in any award agreement entered into with such executive officer, no exercise may occur more than six (6) months after such termination and in no event after the expiration of such award. Mr. Moyer is also entitled to be made whole for income, employment and excise taxes in the event that payments, benefits and distributions, including the effects of accelerated vesting of equity, would result in the application of the “golden parachute” excise tax under Internal Revenue Code Section 4999.

George Oliva

In connection with his appointment as the Company’s Chief Financial Officer and Secretary, the Company and Mr. Oliva executed an amended and restated offer letter, dated October 4, 2019 (the “Offer Letter”), setting forth the terms of Mr. Oliva’s employment with the Company. The Offer Letter does not provide for a specified term of employment and Mr. Oliva’s employment is on an at-will basis, subject to the payment of severance in certain circumstances as described below. Mr. Oliva’s annual cash salary was set at $275,000 for the year ended December 31, 2021. For additional information on the amounts paid to Mr. Oliva during such period, refer to the footnotes of the Summary Compensation Table above. Additionally, Mr. Oliva’s target bonus was $27,500 for the fiscal year ended December 31, 2021.

Effective August 24, 2022, the Company entered into a new employment agreement with Mr. Oliva (the “Oliva Agreement”). Pursuant to the Oliva Agreement, Mr. Oliva’s initial annual base salary will be $288,750, which is subject to adjustment approved by the Board. The Oliva Agreement has an unspecified term and Mr. Oliva will serve in his position on an at-will basis, subject to the payment of severance in certain circumstances as set forth in the Oliva Agreement. Pursuant to the Oliva Agreement, if Mr. Oliva is terminated without cause or resigns with good reason, he is entitled to receive twelve (12) months of salary. Mr. Oliva is also entitled to continue to receive the employer subsidy under group health, dental and vision coverage for the period of severance, which is twelve (12) months, a pro rata bonus for the year of termination and the acceleration of vesting with respect to all unvested equity awards. Additionally, in the event of a Change in Control (as defined in each of the Oliva Agreement), all unvested equity awards held by such executive officer shall immediately vest and become exercisable, provided that subject to any exceptions in any award agreement entered into with such executive officer, no exercise may occur more than six months after such termination and in no event after the expiration of such award. Mr. Oliva is also entitled to be made whole for income, employment and excise taxes in the event that payments, benefits and distributions, including the effects of accelerated vesting of equity, would result in the application of the “golden parachute” excise tax under Internal Revenue Code Section 4999.

Gary Williams

We are party to an employment agreement with Gary Williams, which we assumed on or about August 1, 2010 and which was amended in 2011 and 2019. Pursuant to such agreement, Mr. Williams agreed to serve as our Executive Vice President of Finance and Chief Financial Officer in consideration for an annual cash salary, which was set at $250,000 for the year ended December 31, 2021. Additionally, Mr. Williams’ target bonus was $25,000 for the fiscal year ended December 31, 2021. For additional information on the amounts paid to Mr. Williams during such period, refer to the footnotes of the Summary Compensation Table above.

Effective August 24, 2022, the Company entered into a new employment agreement with Mr. Williams (the “Williams Agreement”). Pursuant to the Williams Agreement, Mr. Williams’  initial annual base salary will be $262,495, which is subject to adjustment approved by the Board. The Williams Agreement has an unspecified term and Mr. Williams will serve in his position on an at-will basis, subject to the payment of severance in certain circumstances as set forth in the Williams Agreement. Pursuant to the Williams Agreement, if Mr. Williams is terminated without cause or resigns with good reason, he is entitled to receive six (6) months of salary. Mr. Williams is also entitled to continue to receive the employer subsidy under group health, dental and vision coverage for the period of severance, which is six (6) months, a pro rata bonus for the year of termination and the acceleration of vesting with respect to all unvested equity awards.

Additionally, in the event of a Change in Control (as defined in each of the Williams Agreement), all unvested equity awards held by such executive officer shall immediately vest and become exercisable, provided that subject to any exceptions in any award agreement entered into with such executive officer, no exercise may occur more than six (6) months after such termination and in no event after the expiration of such award.

Other Compensation

Other than as described above, there were no post-employment compensation, pension or nonqualified deferred compensation benefits earned by our Named Executive Officers during the years ended December 31, 2022 and 2021. We do not have any retirement, pension or profit-sharing programs for the benefit of our directors, officers or other employees. The Board may recommend adoption of one or more such programs in the future.

Outstanding Equity Awards as of December 31, 2022

The following table provides information regarding the unexercised warrants to purchase Common Stock and stock awards held by each of our named executive officers:

	Option/Warrant Awards				Stock Awards
										Equity
										incentive
									Equity	plan
									incentive	awards:
									plan	Market or
									awards:	payout
	Number of	Number of							Number of	value of
	Securities	Securities					Market		unearned	unearned
	underlying	underlying			Number of		value of		shares,	shares,
	Unexercised	Unexercised	Option/		shares or		shares or		units or	units or
	Options and	Options	Warrant	Option/	units of		units of		other	other
	Warrants	and Warrants	Exercise	Warrant	stock that		stock that		rights that	rights that
	(#)	(#)	Price	Expiration	have not		have not		have not	have not
Name	Exercisable	Unexercisable	($/Sh)	Date	vested		vested(1)		vested (#)	vested ($)
Brett Moyer	91	-	$1,580.00	02-28-2023	50	(2)	$539.00	(2)	-	-
	46	-	$6,000.00	06-27-2023	484	(3)	$5217.52	(3)
	139	-	$6,000.00	07-25-2023	1,667	(4)	$17,970.26	(4)
					1,834	(5)	19,770.52	(5)
					500	(6)	5,390.00	(6)

George Oliva	-	-	-	-	42	(7)	$452.76	(7)	-	-
					207	(8)	$2,231.46	(8)
					200	(9)	$2,156.00	(9)
					1,100	(10)	11,858.00	(10)
					250	(11)	2,695.00	(11)
Gary Williams	-	-	$		17	(12)	$183.26	(12)	-	-
					104	(13)	$1,121.12	(13)
					134	(14)	$1,444.52	(14)
					367	(15)	3,956.26	(15)

(1)	Market value based upon the closing market price of $10.78 on December 30, 2022.

(2)	Mr. Moyer was granted 148 shares of restricted Common Stock on July 27, 2020, which vest in equal installments on the first, second and third anniversaries of August 15, 2020.

(3)	Mr. Moyer was granted 1,450 RSUs on July 27, 2020, which vest in equal installments on the first, second and third anniversaries of August 15, 2020.

(4)	Mr. Moyer was granted 2,500 shares of restricted Common Stock on February 24, 2021, which vest in equal installments on the first, second and third anniversaries of March 15, 2021.

(5)	Mr. Moyer was granted 2,500 shares of restricted Common Stock on January 13, 2022, which vest as follows: 1/5th of the grant to vest on September 15, 2022, and the remaining 4/5th of the grant to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025.

(6)	Mr. Moyer was granted 500 shares of restricted Common Stock on September 19, 2022, which vest in equal installments on the first, second and third anniversaries of September 19, 2022.

(7)	Mr. Oliva was granted 125 shares of restricted Common Stock on July 27, 2020, which vest in equal installments on the first, second and third anniversaries of August 15, 2020.

(8)	Mr. Oliva was granted 619 RSUs on July 27, 2020, which vest in equal installments on the first, second and third anniversaries of August 15, 2020.

(9)	Mr. Oliva was granted 300 shares of restricted Common Stock on February 24, 2021, which vest in equal installments on the first, second and third anniversaries of March 15, 2021.

(10)	Mr. Oliva was granted 1,500 shares of restricted Common Stock on January 13, 2022, which vest as follows: 1/5th of the grant to vest on September 15, 2022, and the remaining 4/5th of the grant to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025.

(11)	Mr. Oliva was granted 250 shares of restricted Common Stock on September 19, 2022, which vest in equal installments on the first, second and third anniversaries of September 19, 2022.

(12)	Mr. Williams was granted 50 shares of restricted Common Stock on July 27, 2020, which vest in equal installments on the first, second and third anniversaries of August 15, 2020.

(13)	Mr. Williams was granted 310 RSUs on July 27, 2020, which vest in equal installments on the first, second and third anniversaries of August 15, 2020.

(14)	Mr. Williams was granted 200 shares of restricted Common Stock on February 24, 2021, which vest in equal installments on the first, second and third anniversaries of March 15, 2021.

(15)	Mr. Williams was granted 500 shares of restricted Common Stock on January 13, 2022, which vest as follows: 1/5th of the grant to vest on September 15, 2022, and the remaining 4/5th of the grant to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025.

DIRECTOR COMPENSATION

The table below sets forth the compensation paid to our directors during the fiscal year ended December 31, 2022.

	Fees Earned or Paid in Cash
			All Other Compensation
Director		Stock Awards(1)		Total
Lisa Cummins	$22,500	$15,720	$-	$38,220	(2)
Dr. Jeffrey M. Gilbert	$15,000	$15,720	$-	$30,720	(3)
David Howitt	$15,000	$15,720	$-	$30,720	(4)
Helge Kristensen	$15,000	$15,720	$-	$30,720	(5)
Sriram Peruvemba	$15,000	$15,720	$-	$30,720	(6)
Robert Tobias	$15,000	$15,720	$-	$30,720	(7)
Wendy Wilson	$15,000	$15,720	$-	$30,720	(8)

(1)	Amounts reported in this column do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each restricted stock award and RSU granted to the Company’s directors during the fiscal year ended December 31, 2022, as computed in accordance with FASB ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Ms. Cummins was granted 12,000 shares of restricted Common Stock on January 13, 2022, which vest as follows: 1/5th of the grant to vest on September 15, 2022, and the remaining 4/5th of the grant to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025.

(3)	Dr. Gilbert was granted 12,000 shares of restricted Common Stock on January 13, 2022, which vest as follows: 1/5th of the grant to vest on September 15, 2022, and the remaining 4/5th of the grant to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025.

(4)	Mr. Howitt was granted 12,000 shares of restricted Common Stock on January 13, 2022, which vest as follows: 1/5th of the grant to vest on September 15, 2022, and the remaining 4/5th of the grant to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025.

(5)	Mr. Kristensen was granted 12,000 shares of restricted Common Stock on January 13, 2022, which vest as follows: 1/5th of the grant to vest on September 15, 2022, and the remaining 4/5th of the grant to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025.

(6)	Mr. Peruvemba was granted 12,000 shares of restricted Common Stock on January 13, 2022, which vest as follows: 1/5th of the grant to vest on September 15, 2022, and the remaining 4/5th of the grant to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025.

(7)	Mr. Tobias was granted 12,000 shares of restricted Common Stock on January 13, 2022, which vest as follows: 1/5th of the grant to vest on September 15, 2022, and the remaining 4/5th of the grant to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025.

(8)	Ms. Wilson was granted 12,000 shares of restricted Common Stock on January 13, 2022, which vest as follows: 1/5th of the grant to vest on September 15, 2022, and the remaining 4/5th of the grant to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, the following is a summary of transactions since the years ended December 31, 2022 and 2021 to which we have been a party in which the amount involved exceeded the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our then directors, executive officers or holders of more than 5% of any class of our stock at the time of such transaction, or any members of their immediate family, had or will have a direct or indirect material interest.

Helge Kristensen

Mr. Kristensen has served as a member of our Board since 2010. Mr. Kristensen serves as vice president of Hansong Technology, an original device manufacturer of audio products based in China, president of Platin Gate Technology (Nanjing) Co. Ltd, a company with focus on service-branding in lifestyle products as well as pro line products based in China and co-founder and director of Inizio Capital, an investment company based in the Cayman Islands.

For the years ended December 31, 2022 and 2021, Hansong Technology purchased modules from the Company of approximately $361,000 and $497,000, respectively, and made payments to the Company of approximately $191,000 and $510,000, respectively. At December 31, 2022 and 2021, Hansong Technology owed the Company approximately $170,000 and $0, respectively.

For the years ended December 31, 2022 and 2021, Hansong Technology sold speaker products to the Company of approximately $1,891,000 and $1,645,000, respectively, and the Company made payments to Hansong Technology of approximately $1,831,000 and $1,060,000, respectively. At December 31, 2022 and 2021, the Company owed Hansong Technology approximately $874,000 and $790,000, respectively.

As of December 31, 2022 and 2021, affiliates of Mr. Kristensen owned less than 1.0% of the outstanding shares of the Company’s Common Stock.

David Howitt

Mr. Howitt has served as a member of our Board since December 2021. Mr. Howitt is founder and CEO of Meriwether Group LLC, (“Meriwether”), a strategic consulting firm that works with disruptive consumer brands. Meriwether is the manager of Meriwether Accelerators LLC (“Meriwether Accelerators”).

The Company is a party to a professional services agreement with Meriwether Accelerators, dated as of January 15, 2022, pursuant to which, the Company has agreed to pay Meriwether Accelerators: (i) $7,500 per month for a period of six months; and (ii) issue 100 shares of Common Stock for each partnership brought to fruition as a result of Meriwether Accelerators’ services and introduction, for up to 400 shares of Common Stock, which shares will have piggyback registration rights, in consideration for certain licensing services and strategic partnership collaborations to be provided by Meriwether Accelerators as set forth in such agreement. For the three and nine months ended September 30, 2022, the Company paid Meriwether Accelerators $8,000 and $45,000, respectively. As of September 30, 2022, the Company has not issued any shares of Common Stock to Meriwether Accelerators under this agreement nor has it recorded any compensation expense related to the issuance of Common Stock.

As of September 30, 2022 and December 31, 2021, Mr. Howitt owned less than 1.0% of the outstanding shares of the Company’s Common Stock.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Such indemnification agreements require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Related Person Transaction Policy

Our Audit Committee considers and approves or disapproves any related person transaction as required by Nasdaq regulations. The Company’s written policies and procedures on related party transactions cover any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (i) the Company (or any subsidiary) is a participant; (ii) any related party has or will have a direct or indirect interest; and (iii) the aggregate amount involved (including any interest payable with respect to indebtedness) will or may be expected to exceed $120,000, except that there is no $120,000 threshold for members of the Audit Committee. A related party is any: (i) person who is or was (since the beginning of the two fiscal years preceding the last fiscal year, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director; (ii) greater than five percent (5%) beneficial owner of the Company’s Common Stock; or (iii) immediate family member of any of the foregoing. An immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and any person (other than a tenant or employee) sharing the same household as such person.

In determining whether to approve or ratify a related party transaction, the Audit Committee, or disinterested directors, as applicable, will take into account, among other factors it deems appropriate: (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; (ii) the nature and extent of the related party’s interest in the transaction; (iii) the material terms of the transactions; (iv) the importance of the transaction both to the Company and to the related party; (v) in the case of a transaction involving an executive officer or director, whether the transaction would interfere with the performance of such person’s duties to the Company; and (vi) in the case of a transaction involving a non-employee director or a nominee for election as a non-employee director (or their immediate family member), whether the transaction would disqualify the director or nominee from being deemed an “independent” director, as defined by Nasdaq, and whether the transaction would disqualify the individual from serving on the Audit Committee or the Compensation Committee or other committees of the Board under applicable Nasdaq and other regulatory requirements.

The Audit Committee only approves those related party transactions that are on terms comparable to, or more beneficial to us than, those that could be obtained in arm’s length dealings with an unrelated third party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 8, 2023, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our equity securities;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The percentage ownership information shown in the table prior to this offering is based upon 1,944,380 shares of Common Stock outstanding as of February 8, 2023. The percentage ownership information shown in the table after this offering is based upon 2,819,339 shares of Common Stock (assuming full exercise of the Warrants to purchase 874,959 Warrant Shares).

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are exercisable for shares of Common Stock within sixty (60) days of February 8, 2023. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable.

For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares of Common Stock that such person or persons has the right to acquire within sixty (60) days of February 8, 2023 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares of Common Stock listed as beneficially owned does not constitute an admission of beneficial ownership.

Except as otherwise noted below, the address for persons listed in the table is c/o WiSA Technologies, Inc., 15268 NW Greenbrier Pkwy, Beaverton, OR 97006.

	Common Stock Beneficially Owned Prior To This Offering		Common Stock Beneficially Owned After This Offering
Name and Address of Beneficial Owner(1):	Number	Percentage	Percentage
5% or greater stockholders:
Entities affiliated with The Lind Partners, LLC (“Lind”)(2)	137,717	7.08%	4.89%
Entities affiliated with Hudson Master Fund Ltd. (“Hudson”)(3)	101,374	5.21%	3.60%
Directors and executive officers
Brett Moyer(4) President, Chief Executive Officer and Chairman of the Board	5,274	*	*
George Oliva(5) Chief Financial Officer and Secretary	2,411	*	*
Gary Williams(6) Chief Accounting Officer and Vice President of Finance	779	*	*
Lisa Cummins(7) Director	327	*	*
Dr. Jeffrey M. Gilbert(8) Director	340	*	*
David Howitt(9) Director	129	*	*
Helge Kristensen(10) Director	414	*	*
Sriram Peruvemba(11) Director	309	*	*
Robert Tobias(12) Director	327	*	*
Wendy Wilson(13) Director	220	*	*
All directors and exec. officers as a group (10 persons)	10,530	*	*

*Less than 1%

(1)	Percentage of total voting power represents voting power with respect to all shares of our Common Stock. Holders of Common Stock are entitled to one (1) vote per share for each share of Common Stock held by them.

(2)	Consists of: (A) in the case of Lind Global Macro Fund, LP (“Lind Fund I”), an aggregate of up to 9,414 shares of Common Stock issuable to Lind Fund I upon exercise of the following warrants: (i) warrants to purchase up to 2,277 shares of Common Stock issued to Lind Fund I in a private placement offering that we closed in March 2020, (ii) warrants to purchase up to 1,400 shares of Common Stock issued to Lind Fund I in an underwritten public offering that we closed in April 2020, (iii) warrants to purchase up to 2,600 shares of Common Stock issued to Lind Fund I in a private placement offering that we closed on June 8, 2020, (iv) warrants to purchase up to 2,750 shares of Common Stock issued to Lind Fund I in a private placement offering that we closed on June 11, 2020 and (v) warrants to purchase up to 388 shares of Common Stock issued to Lind Fund I in connection with a warrant solicitation transaction that we closed in June 2021, assuming no exercise or conversion, as applicable, of any warrant or senior secured convertible promissory note held by Lind Global Fund II LP (“Lind Fund II”); and (B) in the case of Lind Fund II, an aggregate of 15,000 shares of Common Stock issuable to Lind Fund II upon exercise or conversion, as applicable, of the following warrant and/or senior secured convertible promissory note in any combination as a result of the triggering of the 9.99% beneficial ownership limitation provision in such securities: (i) warrant to purchase up to 20,970 shares of Common Stock issued in August 2022, (ii) warrants to purchase up to 107,143 shares of Common Stock issued in November 2022, (iii) Series A Warrants to purchase up to 53,571 shares of Common Stock, (iv) Series B Warrants to purchase up to 53,571 shares of Common Stock, and (v) up to 72,000 shares issuable upon full conversion of the Convertible Note, without obtaining Stockholder Approval (as defined in the August Purchase Agreement). The number of shares of Common Stock beneficially owned excludes an aggregate of up to 185,070 shares of Common Stock issuable pursuant to such warrants or upon exercise of such note, in each case, as a result of such beneficial ownership limitation provisions. The number of shares of Common Stock directly held by Lind Fund I is based on information provided by Lind to the Company. Jeff Easton is the managing member of The Lind Partners, LLC which is the investment manager of Lind Fund I and Lind Fund II and, as such, has sole voting control and investment discretion over the securities held by Lind Fund I and Lind Fund II. Mr. Easton disclaims beneficial ownership over such securities listed except to the extent of his pecuniary interest therein. The principal business address of Lind is 444 Madison Ave, 41st Floor, New York, NY 10022.
(3)

Includes (i) warrants to purchase up to 100,000 shares of Common Stock issued in April 2020, (ii) warrants to purchase up to 687 shares of Common Stock issued in January 2021 pursuant to the Inducement Agreements (as defined below) and (iii) warrants to purchase up to 687 shares of Common Stock issued in June 2021 pursuant to the June 2021 Inducement Agreements (as defined below). The number of shares of Common Stock beneficially owned by Hudson is based on information provided by Hudson to the Company. Mr. Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP, which serves as the investment manager to Hudson and, as such, has sole voting control and investment discretion over the securities held by Hudson. Mr. Gerber disclaims beneficial ownership over such securities listed except to the extent of his pecuniary interest therein. The principal business address of Hudson is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich, Connecticut 06830.

(4)	Includes (i) warrants to purchase up to 15 shares of Common Stock with exercise prices ranging from $1,580.00 to $6,000.00 per share; (ii) 50 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Moyer remains in the service of the Company on such anniversary; (iii) 1,667 restricted shares of Common Stock granted under the LTIP, which vest in equal installments on the second and third anniversaries of March 15, 2021, so long as Mr. Moyer remains in the service of the Company on each such anniversary; (iv) 1,834 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest quarterly in equal installments for the period from December 15, 2022 to September 15, 2025, on each December 15th, March 15th, June 15th and September 15th, so long as Mr. Moyer remains in the service of the Company on each such date; and (v) 500 restricted shares of Common Stock granted under the Company’s LTIP, which are scheduled to vest in equal installments on the first, second and third anniversaries of September 19, 2022, as long as Mr. Moyer remains in service of the Company on each such anniversary. Excludes 484 RSUs granted under the 2020 Plan, scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Moyer remains in the service of the Company on such anniversary.
(5)	Includes (i) 42 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Oliva remains in the service of the Company on such anniversary; (ii) 200 restricted shares of Common Stock granted under the LTIP, which vest in equal installments on the second and third anniversaries of March 15, 2021, so long as Mr. Oliva remains in the service of the Company on each such anniversary; (iii) 1,100 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest quarterly in equal for the period from December 15, 2022 to September 15, 2025, on each December 15th, March 15th, June 15th and September 15th, so long as Mr. Oliva remains in the service of the Company on each such date; and (iv) 250 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest in equal installments on the first, second and third anniversaries of September 19, 2022, as long as Mr. Oliva remains in service of the Company on each such anniversary. Excludes 207 RSUs granted under the 2020 Plan, scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Oliva remains in the service of the Company on such anniversary.

(6)	Includes (i) 17 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Williams remains in the service of the Company on such anniversary; (ii) 134 restricted shares of Common Stock granted under the LTIP, which vest in equal installments on the second and third anniversaries of March 15, 2021, so long as Mr. Williams remains in the service of the Company on each such anniversary; and (iii) 367 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest quarterly in equal installments for the period from December 15, 2022 to September 15, 2025, on each December 15th, March 15th, June 15th and September 15th, so long as Mr. Williams remains in the service of the Company on each such date. Excludes 104 RSUs granted under the 2020 Plan, scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Williams remains in the service of the Company on such anniversary.
(7)	Includes (i) 10 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest on the third anniversary of August 15, 2020, so long as Ms. Cummins remains in the service of the Company on such anniversary; (ii) 67 restricted shares of Common Stock granted under the LTIP, which vest in equal installments on the second and third anniversaries of March 15, 2021, so long as Ms. Cummins remains in the service of the Company on each such anniversary; and (iii) 88 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest quarterly in equal installments for the period from December 15, 2022 to September 15, 2025, on each December 15th, March 15th, June 15th and September 15th, so long as Ms. Cummins remains in the service of the Company on each such date. Excludes 34 RSUs granted under the 2020 Plan, scheduled to vest on the third anniversary of August 15, 2020, so long as Ms. Cummins remains in the service of the Company on such anniversary.
(8)	Includes (i) 10 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest on the third anniversary of August 15, 2020, so long as Dr. Gilbert remains in the service of the Company on each anniversary; (ii) 67 restricted shares of Common Stock granted under the LTIP, which vest in equal installments on the second and third anniversaries of March 15, 2021, so long as Dr. Gilbert remains in the service of the Company on each such anniversary; and (iii) 88 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest quarterly in equal installments for the period from December 15, 2022 to September 15, 2025, on each December 15th, March 15th, June 15th and September 15th, so long as Dr. Gilbert remains in the service of the Company on each such date. Excludes 34 RSUs granted under the 2020 Plan, scheduled to vest on the third anniversary of August 15, 2020, so long as Dr. Gilbert remains in the service of the Company on such anniversary.
(9)	Includes 88 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest in equal installments for the period from December 15, 2022 to September 15, 2025, on each December 15th, March 15th, June 15th and September 15th, so long as Mr. Howitt remains in the service of the Company on each such date. Excludes 19 shares of Common Stock owned by the Dennis Howitt Trust for which Mr. Howitt is the beneficiary and of which Mr. Howitt disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(10)	Includes: (i) warrants to purchase up to 2 shares of Common Stock at an exercise price of $10,800.00 per share, (ii) 10 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Kristensen remains in the service of the Company on such anniversary; (iii) 67 restricted shares of Common Stock granted under the LTIP, which vest in equal installments on the second and third anniversaries of March 15, 2021, so long as Mr. Kristensen remains in the service of the Company on each such anniversary; and (iv) 88 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest quarterly in equal installments for the period from December 15, 2022 to September 15, 2025, on each December 15th, March 15th, June 15th and September 15th, so long as Mr. Kristensen remains in the service of the Company on each such date. Excludes 34 RSUs granted under the 2020 Plan, scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Kristensen remains in the service of the Company on such anniversary.

(11)	Includes (i) 14 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Peruvemba remains in the service of the Company on such anniversary; (ii) 67 restricted shares of Common Stock granted under the LTIP, which vest in equal installments on the second and third anniversaries of March 15, 2021, so long as Mr. Peruvemba remains in the service of the Company on each such anniversary; and (iii) 88 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest quarterly in equal installments for the period from December 15, 2022 to September 15, 2025, on each December 15th, March 15th, June 15th and September 15th, so long as Mr. Peruvemba remains in the service of the Company on each such date. Excludes 25 RSUs granted under the 2020 Plan, scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Peruvemba remains in the service of the Company on such anniversary.
(12)	Includes (i) 7 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Tobias remains in the service of the Company on such anniversary; (ii) 67 restricted shares of Common Stock granted under the LTIP, which vest in equal installments on the second and third anniversaries of March 15, 2021, so long as Mr. Tobias remains in the service of the Company on each such date; and (iii) 88 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest quarterly in equal installments for the period from December 15, 2022 to September 15, 2025, on each December 15th, March 15th, June 15th and September 15th, so long as Mr. Tobias remains in the service of the Company on each such date. Excludes 34 RSUs granted under the 2020 Plan, scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Tobias remains in the service of the Company on such anniversary.
(13)	Includes (i) 67 restricted shares of Common Stock granted under the LTIP, which vest in equal installments on the second and third anniversaries of May 15, 2021, so long as Ms. Wilson remains in the service of the Company on each such date, and (ii) 88 restricted shares of Common Stock granted under the LTIP, which are scheduled to vest in equal installments for the period from December 15, 2022 to September 15, 2025, on each December 15th, March 15th, June 15th and September 15th, so long as Ms. Wilson remains in the service of the Company on each such date.

DESCRIPTION OF SECURITIES THAT THE SELLING STOCKHOLDERS ARE OFFERING

The Selling Stockholders are offering for resale up to an aggregate of 874,959 shares of Common Stock issuable upon exercise of the Warrants. The following summary of the terms of our shares of Common Stock is based upon our Certificate of Incorporation and our bylaws. The summary is not complete, and is qualified by reference to our Certificate of Incorporation and our bylaws, which were filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Certificate of Amendment of the Certificate of Incorporation, which was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on March 11, 2022, the Elimination Of Certificate of Designations of the Preferences, Rights and Limitations of the Series A 8% Senior Convertible Preferred Stock, which was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on August 31, 2022, and the Certificate of Amendment, which was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on January 26, 2023, and each of which is incorporated by reference herein. For a description of our Common Stock, see our Registration Statement on Form 8-A, filed with the SEC on July 25, 2018 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description and (ii) Exhibit 4.14—Description of Securities Registered Pursuant to Section 12 of the Exchange Act, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 11, 2022.

Our Certificate of Incorporation authorizes the issuance of up to 200,000,000 shares of Common Stock, par value $0.0001 per share, and up to 20,000,000 shares of blank check preferred stock, par value $0.0001 per share. Our Board may establish the rights and preferences of the preferred stock from time to time.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and are informing the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sullivan & Worcester LLP of New York, New York.

EXPERTS

The consolidated financial statements of WiSA Technologies, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, incorporated into this prospectus and the Registration Statement on Form S-1 of which it forms a part by reference to the Annual Report on Form 10-K for the year ended December 31, 2021, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.wisatechnologies.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our securities in this offering.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus, except as superseded, supplemented or modified by this prospectus, the documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 11, 2022;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on May 11, 2022, August 15, 2022 and November 16, 2022, respectively;

•	portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 23, 2022, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 11, 2022;

•	our Definitive Proxy Statement on Schedule 14A for our special meeting of stockholders held on January 24, 2023, filed with the SEC on January 4, 2023;

•	our Current Reports on Forms 8-K filed with the SEC on March 11, 2022, June 24, 2022, August 19, 2022, August 23, 2022, August 26, 2022, August 31, 2022, September 6, 2022, September 13, 2022, November 21, 2022, December 2, 2022, December 27, 2022, January 20, 2023, January 25, 2023, January 26, 2023 and February 3, 2023 (except for Item 2.02 and Item 7.01 of any Current Report on Form 8-K which are not deemed “filed” for purposes of Section 18 of the Exchange Act and are not incorporated by reference in this prospectus);

•	the description of our Common Stock contained in (i) our registration statement on Form 8-A, filed with the SEC on July 25, 2018 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description and (ii) Exhibit 4.14—Description of Securities Registered Pursuant to Section 12 of the Exchange Act, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 11, 2022; and

•	our registration statement on Form 8-A filed with the SEC on July 25, 2018.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy

Beaverton, OR 97006

(408) 627-4716

info@wisatechnologies.com

Copies of these filings are also available on our website at www.wisatechnologies.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

WiSA Technologies, Inc.

Up to 874,959 Shares of Common Stock underlying Warrants

PROSPECTUS

The date of this prospectus is     , 2023.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee		$538.03
Transfer agent and registrar fees and expenses	$	*
Legal fees and expenses	$	*
Printing fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$	*

* To be filed by amendment.

Item 14. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of their status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

We have entered into indemnification agreements with certain of our executive officers and directors pursuant to which we have agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, as amended, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

The share and per share information included in the descriptions of the below transactions occurring prior to January 27, 2023, have not been adjusted to give effect to the 1-for-100 reverse split of the Company’s outstanding shares of common stock, par value $0.0001 (the “Common Stock”), of the Company, effective as of 5:00 pm, Eastern time, on January 26, 2023 and which began trading on the Nasdaq Capital Market (“Nasdaq”) on a split-adjusted basis at the start of trading on January 27, 2023:

January 2020 Funding Agreement

On January 23, 2020, we entered into a funding agreement, as amended (the “Funding Agreement”), which provided for the issuance to an unaffiliated accredited investor of a convertible promissory note in the principal amount of $111,100, reflecting a 10% original issue discount, 500 shares of our Common Stock and a five-year warrant exercisable for 7,936 shares of our Common Stock at an exercise price of $9.80 per share in consideration for $100,000, which was funded on January 24, 2020. Additionally, pursuant to the Funding Agreement, such investor was granted a most favored nation right.

February 2020 Private Placement

On February 28, 2020, the Company completed a private placement (the “February 2020 Private Placement”) of $835,000 of units (the “February 2020 Units”), each consisting of (i) one (1) share of Common Stock and (ii) a warrant to purchase 0.50 of a share of Common Stock (the “February 2020 Warrants”), at a price per February 2020 Unit of $9.17. The February 2020 Units were issued pursuant to a Unit Purchase Agreement, dated February 4, 2020 (the “February 2020 Unit Purchase Agreement”), and a subscription agreement, dated February 28, 2020 by and among the Company and the purchasers signatory thereto. The February 2020 Private Placement, which was priced above market, resulted in gross proceeds of $835,000 before fees and other expenses associated with the transaction. The proceeds of such offering were used primarily toward increasing stockholders’ equity in order to comply with Nasdaq Listing Rule 5550(b) and for general corporate purposes. The February 2020 Warrants are exercisable to purchase up to an aggregate of 45,320 shares of Common Stock commencing on the date of issuance at an exercise price of $9.80 per share, subject to adjustment upon stock splits, reverse stock splits, and similar capital changes. The February 2020 Warrants are exercisable immediately and will expire on the close of business on February 28, 2025. The exercise of the February 2020 Warrants are subject to beneficial ownership limitations such that each holder of such February 2020 Warrant may exercise it to the extent that such exercise would result in such holder being the beneficial owner in excess of 4.99% (or, upon election of such holder, 9.99%), which beneficial ownership limitation may be increased or decreased up to 9.99% upon notice to the Company, provided that any increase in such limitation will not be effective until 61 days following notice to the Company.

March 2020 Private Placement

On March 30, 2020, the Company completed a private placement (the “March 2020 Private Placement”) of a senior secured convertible instrument (the “March 2020 Note”) and a warrant (the “March 2020 Warrant”) to purchase 227,679 shares of Common Stock at an exercise price of $6.40 per share. The March 2020 Note and March 2020 Warrant were issued pursuant to a securities purchase agreement (the “March 2020 Purchase Agreement”), entered into as of March 22, 2020, by and between the Company and an institutional investor (the “Investor”). The March 2020 Private Placement resulted in gross proceeds of $1,700,000, before fees and other expenses associated with the transaction, including but not limited to, an $85,000 commitment fee payable to the Investor. The net proceeds received by the Company in connection with the March 2020 Private Placement were used primarily for working capital, debt repayment and general corporate purposes. Additionally, the Company agreed to issue to Maxim Group LLC, the placement agent for the March 2020 Private Placement, a warrant to purchase up to an aggregate of 20,400 shares of Common Stock, subject to adjustment, as partial consideration for serving as placement agent in connection with the March 2020 Private Placement.

June 8 2020 Offering

On June 8, 2020, the Company closed a registered direct offering (the “June 8 2020 Offering”) for gross proceeds of approximately $5.8 million, before deducting underwriting discounts and commissions and estimated offering expenses of (i) an aggregate of 2,275,000 shares of Common Stock and (ii) warrants, with a term of 5.5 years, which are exercisable for an aggregate of up to 2,275,000 shares of Common Stock at an exercise price of $2.55 per share, subject to customary adjustments thereunder. The net proceeds from the June 8 2020 Offering were used for working capital, capital expenditures, product development, and other general corporate purposes. The June 8 2020 Offering was conducted pursuant to a securities purchase agreement, dated June 4, 2020, by and among us and several accredited investors, as well as a placement agency agreement, dated June 4, 2020, between us and Maxim Group LLC, the placement agent for such offering.

June 11 2020 Offering

On June 11, 2020, the Company closed a registered direct offering (the “June 11 2020 Offering”) for gross proceeds of approximately $5.3 million, before deducting underwriting discounts and commissions and estimated offering expenses of (i) an aggregate of 2,040,000 shares of Common Stock and (ii) warrants, with a term of 5.5 years, which are exercisable for an aggregate of up to 2,040,000 shares of Common Stock at an exercise price of $2.61 per share, subject to customary adjustments thereunder. The net proceeds from the June 11 2020 Offering were used for working capital, capital expenditures, product development, and other general corporate purposes. The June 11 2020 Offering was conducted pursuant to a securities purchase agreement, dated June 9, 2020, by and among us and several accredited investors, as well as a placement agency agreement, dated June 9, 2020, between us and Maxim Group LLC, the placement agent for such offering.

July 2020 Equity Grants

On July 27, 2020, the Company granted an aggregate of 237,824 restricted stock units (“RSUs”) under the 2020 Stock Incentive Plan (collectively the “2020 RSU Grants”) to the following executives officers of the Company: (i) to Brett Moyer, the Company’s President, Chief Executive Officer and Chairman of the Board, 145,000 RSUs; (ii) to George Oliva, the Company’s Chief Financial Officer, 61,824 RSUs; and (iii) to Gary Williams, the Company’s Chief Accounting Officer and VP of Finance, 31,000 RSUs. Each of the 2020 RSU Grants are or were scheduled to vest on the first, second, and third anniversaries of August 15, 2020, so long as such executive officer remains in service of the Company on each such anniversary. Each RSU represents the right to receive one share of Common Stock under the 2020 Stock Incentive Plan. The 2020 RSU Grants were issued in reliance on the exemption from registration pursuant to Rule 701 under the Securities Act of 1933, as amended (the “Securities Act”).

October 2020 Restricted Share Issuance

On October 5, 2020, we entered into an agreement with a third party platform provider pursuant to which such provider agreed to host certain of our company information, including our presentations, on its platform. In partial consideration for such services, upon entering into such agreement, we issued 25,000 restricted shares of Common Stock to such provider.

November 9, 2020 Settlement Agreements

On November 9, 2020, in order to resolve a dispute between the February 2020 Unit holders and the Company regarding certain registration rights in connection with the February 2020 Unit Purchase Agreements, we entered into that certain Settlement and Release Agreement (the “Unit Settlement Agreements”) with each February 2020 Unit holder, pursuant to which (i) we and the February 2020 Unit holders agreed to amend the February 2020 Warrants to provide for the purchase of one additional share of Common Stock for each share of Common Stock available under the February 2020 Warrants, (ii) we and the February 2020 Unit holders agreed to amend the February 2020 Warrants to reduce the exercise price to $2.55 (the “Amended Warrants”), and (iii) we agreed to issue an additional 236,375 shares of Common Stock and common stock purchase warrants to purchase up to an aggregate of 236,369 shares of Common Stock (the “New Unit Warrants”). As consideration for the foregoing, the February 2020 Unit holders agreed to release any and all claims they may have against us, including, but not limited to, claims arising in connection with any shares of Common Stock, February 2020 Warrants, and Amended Warrants held by the February 2020 Unit holders.

January 18, 2021 Inducement Agreements and January 19, 2021 Inducement Agreements

On January 18, 2021, the Company entered into letter agreements (the “January 18 Inducement Agreements”) with holders of common stock purchase warrants previously issued by the Company to the holders pursuant to two private placements conducted concurrently with registered direct public offerings of the Company’s securities that closed on June 8, 2020 and June 11, 2020, respectively (collectively, the “January 18 Original Warrants”).

Pursuant to the January 18 Inducement Agreements, as an inducement and in consideration for a holder’s exercise of the January 18 Original Warrants for some or all of the shares of Common Stock available thereunder, the Company agreed to deliver to each such holder new common stock purchase warrants (the “January 18 New Warrants”) to purchase a number of shares of Common Stock equal to 25% of the number of shares of Common Stock issued to such holder in connection with its exercise of its January 18 Original Warrants. The January 18 New Warrants were immediately exercisable upon issuance at an exercise price of $4.20 per share, which is greater than the closing price of the Common Stock of $4.16 on Nasdaq on January 15, 2021, have an expiration date of January 19, 2026 and are exercisable on a cashless basis if the January 18 New Warrant shares have not been registered by the Company on a registration statement on or before 6 months after the date of issuance and there is no currently effective registration statement covering the January 18 New Warrants at the time of exercise.

Maxim Group LLC provided services as the exclusive solicitation agent, pursuant to the terms of an engagement letter, dated January 15, 2021 (the “Solicitation Agreement”). Pursuant to the Solicitation Agreement, the Company agreed to pay Maxim Group LLC a cash fee equal to $197,684, which is equal to 7% of the total net proceeds received from the exercise of the January 18 Original Warrants. In addition, pursuant to the Solicitation Agreement, the Company granted Maxim Group LLC a right of first refusal, for a period of 280 days from the date the January 18 Original Warrants were exercised, to act as lead manager or lead placement agent in any and all future private or public equity offerings conducted by the Company.

On January 19, 2021, the Company entered into letter agreements (the “January 19 Inducement Agreements” and, together with the January 18, 2021 Inducement Agreements, the “Inducement Agreements”) with holders of common stock purchase warrants (collectively, the “January 19 Original Warrants” and, together with the January 18 Original Warrants, the “Original Warrants”) previously issued by the Company to the holders pursuant to (i) a private placement in February 2020 and (ii) settlement agreements and releases, each dated November 9, 2020.

Pursuant to the January 19 Inducement Agreements, as an inducement and in consideration for a holder’s exercise of the January 19 Original Warrants for some or all of the shares of Common Stock available thereunder, the Company has agreed to deliver to each such holder new common stock purchase warrants (the “January 19 New Warrants” and, together with the January 18 New Warrants, the “New Warrants”) to purchase a number of shares of Common Stock equal to 25% of the number of shares of Common Stock issued to such holder in connection with its exercise of its January 19 Original Warrants. The January 19 New Warrants were immediately exercisable upon issuance at an exercise price of $4.20 per share, which is greater than the closing price of the Common Stock of $4.16 on Nasdaq on January 15, 2021, have an expiration date of January 20, 2026 and are exercisable on a cashless basis if the January 19 New Warrant shares have not been registered by the Company on a registration statement on or before 6 months after the date of issuance and there is no currently effective registration statement covering the January 19 New Warrants at the time of exercise.

Pursuant to the Inducement Agreements, the holders exercised the Original Warrants to purchase an aggregate of 1,221,676 shares of Common Stock, resulting in gross proceeds to the Company of approximately $3,147,000, and the holders received New Warrants exercisable for an aggregate of up to 305,419 shares of Common Stock.

June 2021 Exchange Agreement

The Company previously entered into a certain Securities Purchase Agreement, dated as of April 18, 2019, with an existing shareholder (the “Shareholder”), pursuant to which the Company issued 250,000 shares of our Series A 8% Convertible Preferred Stock (the “Original Securities”), par value $0.0001 per share.

On June 4, 2021, the Company and the Shareholder entered into that certain Exchange Agreement (the “Exchange Agreement”) pursuant to which the Company exchanged with the Shareholder the Original Securities held by the Shareholder in exchange for: (i) 250,000 shares of Common Stock; and (ii) warrants (the “June 2021Warrants”) to purchase up to 187,500 shares of Common Stock.

The June 2021 Warrants were exercisable beginning on June 4, 2021 and will be exercisable for a period of five (5) years and four (4) months thereafter. The exercise price with respect to the June 2021 Warrants is $3.00 per share (the “Exercise Price”). The Exercise Price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. The issuance of the Exchange Securities was made in reliance upon an exemption from registration pursuant to Section 3(a)(9) of the Securities Act.

June 2021 Inducement Agreements

On June 7, 2021, the Company entered into letter agreements (the “June 2021 Inducement Agreements”) with holders of common stock purchase warrants previously issued by the Company to the holders pursuant to two private placements conducted concurrently with registered direct public offerings of the Company’s securities that closed on June 8, 2020 and June 11, 2020, and which were still outstanding and had not been previously exercised (the “June 2021 Existing Warrants”).

Pursuant to the June 2021 Inducement Agreements, as an inducement and in consideration for a holder’s exercise of the June 2021 Existing Warrants for some or all of the shares of Common Stock available thereunder, the Company agreed to deliver to each such holder new common stock purchase warrants (the “June 2021 New Warrants”) to purchase a number of shares of Common Stock equal to 25% of the number of shares of Common Stock issued to such holder in connection with its exercise of its June 2021 Existing Warrants. The June 2021 New Warrants are immediately exercisable upon issuance at an exercise price of $4.46 per share, which is greater than the average closing price of the Common Stock on Nasdaq for the five (5) trading days prior to and including June 7, 2021, have an expiration date of June 8, 2026 and are exercisable on a cashless basis if the shares of Common Stock issuable upon exercise of the June 2021 New Warrants have not been registered by the Company on a registration statement on or before six (6) months after the date of issuance and there is no currently effective registration statement covering the June 2021 New Warrants at the time of exercise. Pursuant to the June 2021 Inducement Agreements, holders agreed to exercise June 2021 Existing Warrants for an aggregate of 1,000,000 shares of Common Stock, resulting in gross proceeds to the Company of $2,584,800, and the holders received June 2021 New Warrants exercisable for an aggregate of up to 250,000 shares of Common Stock.

Maxim Group LLC provided services as the exclusive solicitation agent, pursuant to the terms of an engagement letter, dated June 7, 2021 (the “June 2021 Solicitation Agreement”). Pursuant to the June 2021 Solicitation Agreement, the Company agreed to pay Maxim Group LLC a cash fee equal to $180,936, which is equal to 7% of the total net proceeds received from the exercise of the June 2021 Existing Warrants. In addition, pursuant to the June 2021 Solicitation Agreement, the Company granted Maxim Group LLC a right of first refusal, for a period of 280 days from the date June 2021 Existing Warrants are exercised, to act as lead manager or lead placement agent in any and all future private or public equity offerings conducted by the Company.

September 2021 Equity Grants

In connection with the appointment of Eric Almgren as Chief Strategist of the Company, an inducement grant of 310,000 shares (the “Inducement Shares”), representing 2% of the outstanding shares of the Company on that date, was made to Mr. Almgren on September 13, 2021 outside of the Company’s existing incentive plans. The Inducement Shares were issued pursuant to Section 4(a)(2) of the Securities Act.

December 2021 Warrant Issuances

On December 16, 2021, the Company granted warrants to purchase up to 25,000 shares of Common Stock to a service provider in partial consideration for services rendered. The warrants have a five (5) year life, an exercise price of $1.52 per share and are fully vested.

On December 16, 2021, the Company granted warrants to purchase up to 15,000 shares of Common Stock to a service provider in partial consideration for services rendered. The warrants have a five (5) year life, an exercise price of $1.52 per share and are fully vested.

August 2022 Private Placement

On August 15, 2022, the Company completed a private placement (the “August 2022 Private Placement”) of a senior secured convertible instrument (the “August 2022 Note”) and a warrant (the “August 2022 Warrant”) to purchase 2,097,022 shares of Common Stock at an exercise price of $0.997 per share. The August 2022 Note and August 2022 Warrant were issued pursuant to a securities purchase agreement (the “August 2022 Purchase Agreement”), entered into as of August 15, 2022, by and between the Company and an institutional investor (the “August 2022 Investor”). The August 2022 Private Placement resulted in gross proceeds of $3,000,000, before fees and other expenses associated with the transaction, including but not limited to, a $105,000 commitment fee payable to the August 2022 Investor. Additionally, the Company agreed to issue to Maxim Group LLC, the placement agent for the August 2022 Private Placement, in consideration for $100 in cash, a warrant to purchase up to an aggregate of 194,384 shares of Common Stock at an exercise price of $0.997 per share, subject to adjustment.

Effective August 24, 2022, the Company and the August 2022 Investor agreed to amend Section 3.1(b) of the August 2022 Note to provide that the Conversion Price (as defined in the August 2022 Note) could not be lower than $0.50 (the “Floor Price”) until stockholder approval has been obtained, after which stockholder approval for the Floor Price may be reduced to no lower than $0.25. The changes were effected by cancellation of the August 2022 Note and the issuance of a replacement senior secured convertible note (the “New Convertible Note”) to the August 2022 Investor. The New Convertible Note contains identical terms as the August 2022 Note, except for the amendment to the Section 3.1(b) of the August 2022 Note.

December 2022 Issuance of Additional Warrants

On November 28, 2022, the Company entered into a waiver of rights with the August 2022 Investor, pursuant to which the August 2022 Investor agreed to waive certain prohibitions under the August Purchase Agreement with respect to the December Public Offering in exchange for the issuance by the Company, on the closing date of the December Public Offering, of the Additional Warrants. On December 1, 2022, the Company issued 5,357,143 Series A Warrants and 5,357,143 Series B Warrants to the August 2022 Investor. The Company’s obligation to issue shares of Common Stock underlying the Additional Warrants was expressly conditioned upon stockholder approval of all of the transactions contemplated by the August 2022 Purchase Agreement, and the transaction documents related thereto. Such stockholder approval was obtained at the Company’s special meeting held on January 17, 2023.

February 2023 Warrant Issuances

On February 3, 2023, the Company issued common stock purchase warrants exercisable for an aggregate of up to 874,959 shares of Common Stock, at an exercise price of $10.49 per share,.

Unless otherwise stated, the sale and the issuance of the foregoing notes, warrants and shares of Common Stock were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). We made this determination based on the representations of each investor which included, in pertinent part, that each such investor was either (A) an “accredited investor” within the meaning of Rule 501 of Regulation D or (B) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each investor that (i) such investor acquired the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) such investor agreed not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) such investor had knowledge and experience in financial and business matters such that he, she or it was capable of evaluating the merits and risks of an investment in us, (iv) such investor had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) such investor had no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon these exemptions.

Item 16.	Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6)	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on February 14, 2023.

WISA TECHNOLOGIES, INC.

By:	/s/ Brett Moyer
Brett Moyer
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brett Moyer, George Oliva and Gary Williams, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for her, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

/s/ Brett Moyer	Chief Executive Officer and Director	February 14, 2023
Brett Moyer	(principal executive officer)

/s/ George Oliva	Chief Financial Officer	February 14, 2023
George Oliva	(principal financial officer)

/s/ Gary Williams	Vice President of Finance and Chief Accounting Officer	February 14, 2023
Gary Williams	(principal accounting officer)

/s/ Lisa Cummins	Director	February 14, 2023
Lisa Cummins

/s/ David Howitt	Director	February 14, 2023
David Howitt

/s/ Helge Kristensen	Director	February 14, 2023
Helge Kristensen

/s/ Sriram Peruvemba	Director	February 14, 2023
Sriram Peruvemba

/s/ Robert Tobias	Director	February 14, 2023
Robert Tobias

/s/ Wendy Wilson	Director	February 14, 2023
Wendy Wilson

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Placement Agency Agreement by and between the Company and the Placement Agent dated November 29, 2022. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2022)
1.2	Placement Agency Agreement by and between the Company and the Placement Agent dated January 31, 2023. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 3, 2023)
3.1(i)(a)	Certificate of Incorporation of Summit Semiconductor, Inc. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
3.1(i)(b)	Certificate of Amendment to Certificate of Incorporation of Summit Semiconductor, Inc. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 25, 2018)
3.1(i)(c)	Certificate of Amendment to Certificate of Incorporation of Summit Semiconductor, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2018)
3.1(i)(d)	Certificate of Amendment to Certificate of Incorporation of Summit Semiconductor, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 8, 2020)
3.1(i)(e)	Certificate of Amendment of Certificate of Incorporation of the Company (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 11, 2022)
3.1(i)(f)	Certificate of Amendment to Certificate of Incorporation of WiSA Technologies, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 26, 2023)
3.1(ii)	Bylaws of Summit Semiconductor, Inc. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
4.1	Form of Common Stock Certificate. (Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2019)
4.2	Form of New Senior Secured Convertible Note. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2022)
4.3	Form of Registration Rights Agreement, dated November 9, 2020, by and among the Company and the holders. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020)
4.5	Form of Placement Agent Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
4.6	Warrant Amendment Agreement, dated November 21, 2022, by and between the Company and Maxim Group LLC (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 21, 2022)
4.7	Form of Series A Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2022)
4.8	Form of Series B Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2022)
4.9	Form of Pre-Funded Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2022)
4.10	Form of Voting Agreement (Incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-268085) filed with the SEC on November 29, 2022)
4.11	Form of February 2023 Pre-Funded Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 3, 2023)
4.12	Form of February 2023 Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 3, 2023)
5.1*	Opinion of Sullivan & Worcester LLP
10.1	Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
10.2	Form of Restricted Stock Agreement for Directors under the Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)

10.3	Form of Restricted Stock Agreement for Employees under the Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
10.4	Form of Indemnity Agreement by and between Summit Semiconductor, Inc., and each of its directors and executive officers. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
10.5	Employment Agreement between FOCUS Enhancements, Inc. and Brett Moyer, dated August 6, 2002. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
10.6	First Amendment to Employment Agreement by and between Summit Semiconductor, LLC and Brett Moyer, effective May 2, 2011. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
10.7	Executive Employment Agreement between FOCUS Enhancements, Inc. and Gary Williams, dated May 28, 2004. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
10.8	First Amendment to Executive Employment Agreement by and between Summit Semiconductor, LLC and Gary Williams, effective May 2, 2011. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
10.9	Form of Series F Warrant Amendment and Exercise Agreement by and between the Company and each of the Medalist Funds. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019)

10.10	Form of Series G Warrant Amendment and Exercise Agreement by and between the Company and each of the Medalist Funds. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019)
10.11	Form of Warrant Amendment and Exercise Agreement by and between the Company and certain other holders of the Company’s common stock purchase warrants. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019)
10.12	Form of Warrant Settlement Agreement by and between the Company and certain holders of the Company’s common stock purchase warrants. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019)
10.13	Form of Warrant Settlement Agreement by and between the Company and the Medalist Funds. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019)
10.14	Form of Amended and Restated Offer Letter from Summit Wireless Technologies, Inc. to George Oliva, dated October 4, 2019. (Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2020)
10.15	Form of Unit Purchase Agreement, dated February 4, 2020, by and among the Company and the purchaser signatory thereto. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2020)
10.16	Form of Subscription Agreement, dated February 28, 2020, by and among the Company and the purchaser signatory thereto. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2020)
10.17	Form of Securities Purchase Agreement, dated March 2020, by and between the Company and the investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020)
10.18	Form of Security Agreement, dated March 2020, by and between the Company and the investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020)
10.19	Form of Security Agreement, dated March 2020, by and between WiSA and the Investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020)
10.20	Form of Trademark Security Agreement, dated March 2020, by and between the Company and the investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020)
10.21	Form of Trademark Security Agreement, dated March 2020, by and between WiSA and the investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020)
10.22	Form of Patent Security Agreement, dated March 2020, between the Company and the investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020)
10.23	Form of Pledge Agreement, dated March 2020, between the Company, WiSA and the investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020)
10.24	Form of Guaranty, dated March 2020. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020)
10.25	Paycheck Protection Program Promissory Note and Agreement, dated May 3, 2020, by and between Wells Fargo Bank, National Association and Summit Wireless Technologies, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 7, 2020)
10.26	Settlement Agreement and Release, dated May 14, 2020, by and between the Company and Alexander Capital, L.P. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 27, 2020)
10.27	Leak-Out Agreement, dated May 14, 2020, by and between the Company and Alexander Capital, L.P. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 27, 2020)

10.28	Form of Settlement and Release Agreement, dated November 9, 2020, by and among the Company and each holder. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020)
10.29	Form of Leak-Out Agreement, dated November 9, 2020, by and between the Company and each holder. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020)
10.30	Lease Agreement by and between Portland 2 LLC and the Company, dated August 18, 2020. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020)
10.31	Summit Wireless Technologies, Inc. 2020 Stock Incentive Plan. (Incorporated by reference to the Company’s Proxy Statement on Form DEF 14A filed with the SEC on September 11, 2020)
10.32	Lease Agreement by and between Portland 2 LLC and the Company, dated August 18, 2020. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020)
10.33	Form of Inducement Agreement, dated January 18, 2021, by and between the Company and certain holders. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 19, 2021)
10.34	Solicitation Agreement, dated January 15, 2021, by and between the Company and Maxim Group LLC. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 19, 2021)
10.35	Form of Inducement Agreement, dated January 19, 2021, by and between the Company and certain holders. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2021)
10.36	Form of Exchange Agreement. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 7, 2021)
10.37	Form of Inducement Agreement, dated as of June 7, 2021, by and between the Company and certain holders. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 8, 2021)
10.38	Solicitation Agreement, dated June 7, 2021, by and between the Company and Maxim Group LLC. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 8, 2021)
10.39	Form of Securities Purchase Agreement by and between the Company and the Investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
10.40	Form of Security Agreement by and between the Company and the Investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
10.41	Form of Security Agreement by and between WiSA and the Investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
10.42	Form of Trademark Security Agreement by and between the Company and the Investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
10.43	Form of Trademark Security Agreement by and between WiSA and the Investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
10.44	Form of Patent Security Agreement between the Company and the Investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
10.45	Form of Pledge Agreement between the Company, WiSA and the Investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
10.46	Form of Guaranty. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
10.47	Executive Employment Agreement, effective as of August 24, 2022, by and between the Company and Brett Moyer. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2022)

10.48	Executive Employment Agreement, effective as of August 24, 2022, by and between the Company and George Oliva. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2022)
10.49	Executive Employment Agreement, effective as of August 24, 2022, by and between the Company and Gary Williams. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2022)
10.50	WiSA Technologies, Inc. Management Team Retention Bonus Plan, effective September 1, 2022. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 6, 2022)
10.51	Equity Distribution Agreement, dated September 13, 2022, by and between the Company and Maxim Group LLC (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 13, 2022)
10.52	Amendment No. 1, dated November 21, 2022, to the Equity Distribution Agreement, dated September 13, 2022, by and between the Company and Maxim Group LLC (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 21, 2022)
10.53	Form of Securities Purchase Agreement, dated November 29, 2022, by and between the Company and certain purchasers (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2022)
10.54	Form of Warrant Agency Agreement, dated December 1, 2022, by and between the Company and VStock Transfer, LLC (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2022)
10.55	Form of Waiver, dated November 28, 2022, by Lind Global Fund II LP (Incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-268085) filed with the SEC on November 29, 2022)
10.56	Form of Securities Purchase Agreement by and between the Company and the certain institutional investors dated January 31, 2023 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 3, 2023)
10.57	Termination Agreement by and between the Company and the Placement Agent dated as of January 30, 2023 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 3, 2023)
21.1	List of Subsidiaries. (Incorporated by reference to the Company’s Registration Statement on Form S-1 (File No. 333-239750) with the SEC on July 8, 2020)
23.1*	Consent of BPM LLP, independent registered public accounting firm
23.2*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page )
107*	Filing Fee Table

*	Filed herewith.